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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-199429

GFI GROUP INC.

AMENDED MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January 23, 2015

Dear Stockholders:

        On or about December 24, 2014, we mailed you a proxy statement/prospectus relating to a special meeting of stockholders of GFI Group Inc., a Delaware corporation ("GFI," "we," "our" or "us," and our stockholders, "GFI Stockholders"), originally to be held on January 27, 2015, at 11:00 a.m. Eastern Standard Time, at Bayards, 1 Hanover Square, New York, NY 10004 (the "Special Meeting"). The Special Meeting has been postponed and will now be held on January 30, 2015, at 11:00 a.m. Eastern Standard Time, at the same location.

        At the Special Meeting, holders of our common stock, par value $0.01 per share ("GFI Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among GFI, CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME ("Merger Sub 2") (as it may be amended from time to time, the "GFI Merger Agreement"), providing for a merger in which GFI will become a wholly-owned subsidiary of CME (the "GFI Merger"). At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the GFI Merger Agreement (the "GFI Merger Proposal").

        I am pleased to report that, as referenced above, on January 15, 2015 and January 22, 2015, the parties to the GFI Merger Agreement entered into amendments (the "GFI Merger Agreement Amendments") to increase the per share cash consideration payable in the GFI Merger from $5.25 per share (without interest) to $5.85 per share (without interest), subject to certain limitations described herein.

        If the GFI Merger contemplated by the GFI Merger Agreement is completed, you will be entitled to receive for each share of GFI Common Stock, at your election and subject to proration as described herein, (i) cash consideration equal to $5.85 per share (without interest) or (ii) stock consideration in the form of a fraction of a share of Class A common stock, par value $0.01 per share, of CME ("CME Class A Common Stock"), equal to the exchange ratio set forth in the GFI Merger Agreement (the "Exchange Ratio"). The Exchange Ratio is a fraction, the numerator of which is the offer price of $5.85 per share of GFI Common Stock and the denominator of which equals the average closing sales price of CME Class A Common Stock as reported on the NASDAQ Global Select Market ("NASDAQ") for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger. All cash elections are subject to proration as provided in the GFI Merger Agreement to account for the maximum available cash consideration of approximately $116.8 million, which is approximately 16.5% of the total consideration. If the cash elections exceed this amount, CME may elect to further increase the available cash consideration to limit the proration effect. The shares of CME Class A Common Stock are traded on NASDAQ under the trading symbol "CME" and we encourage you to obtain quotes for CME Class A Common Stock, given that the merger consideration of GFI Common Stock may be payable in shares of CME Class A Common Stock equal to the Exchange Ratio. The closing price per share of CME Class A Common Stock on January 22, 2015 was $88.57.

        In connection with the GFI Merger, our board of directors (the "GFI Board") formed a special committee of independent directors (the "Special Committee") to consider and negotiate the terms and conditions of the GFI Merger and to make a recommendation to the GFI Board. The GFI Board (other than Messrs. Gooch and Heffron, who abstained from the votes of the GFI Board), after receiving the unanimous recommendation of the Special Committee, has unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to, and in the best interests of GFI and its stockholders, (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. The GFI Board (other than Messrs. Gooch and Heffron, who abstained from the votes of the GFI Board), acting upon the unanimous determination of the Special Committee, unanimously recommends that GFI Stockholders vote "FOR" the GFI Merger Proposal.

        In considering the recommendation of the Special Committee and the GFI Board, you should be aware that Mr. Gooch, the executive chairman of the GFI Board, and Mr. Heffron, a member of the GFI Board and our chief executive officer, have certain interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of GFI Stockholders generally. Jersey Partners Inc., a New York corporation controlled by Mr. Gooch ("JPI"), is a party to an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME, New JPI Inc., a Delaware corporation formed by certain stockholders of JPI ("New JPI"), and stockholders of JPI and New JPI (including Messrs. Gooch and Heffron) (the "JPI Merger Agreement" and the transactions related thereto, the "JPI Merger"), pursuant to which New JPI, the resultant beneficial owner of all GFI Common Stock held by JPI after giving effect to a reorganization, will become a wholly-owned subsidiary of CME in exchange for shares of CME Class A Common Stock equal to the merger consideration that otherwise would be payable in the GFI Merger for the shares of GFI Common Stock owned by New JPI as stock election shares, provided that, to the extent all of the available cash consideration in the GFI Merger has not been allocated, up to 16.5% of the total JPI merger consideration shall be paid in cash. The purpose of the JPI Merger Agreement is to provide New JPI's stockholders the same tax-free consideration they would receive in the GFI Merger if they held the GFI Common Stock owned by New JPI directly as GFI Stockholders, subject to any portion of the JPI merger consideration that becomes payable in cash as described above. On January 15, 2015 and January 22, 2015, the parties to the JPI Merger Agreement entered into amendments to, among other things, provide that the merger consideration payable thereunder with respect to the shares of GFI Common Stock indirectly held by Messrs. Gooch, Heffron and Brown, a member of GFI management (the "GFI Supporting Stockholders"), and certain other New JPI stockholders, through New JPI will be based on a reduced per share cash consideration amount. Accordingly, the GFI Supporting Stockholders and such certain other New JPI stockholders will forfeit approximately $40 million of merger consideration payable as a result of the GFI Merger Agreement Amendments.

        In connection with the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement, Merger Sub 2, GFI Brokers Holdco Ltd., a Bermuda limited company ("IDB Buyer"), JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein) entered into a Purchase Agreement, dated as of July 30, 2014 and amended as of December 2, 2014 and January 15, 2015 (the "IDB Purchase Agreement" and the transactions related thereto, the "IDB Transaction"), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the GFI Merger Agreement, will own and operate GFI's interdealer brokerage business. On January 15, 2015, the parties to the IDB Purchase Agreement entered into an amendment (the "IDB Purchase Agreement Amendment") to, among other items, increase the consideration payable in the IDB Transaction from $254 million to approximately $281.8 million. The entire increase of approximately $27.8 million is being passed along by CME to GFI Stockholders as additional merger consideration pursuant to the GFI Merger Agreement Amendments. The closing of the GFI Merger is subject to, and dependent upon, the closing of the JPI Merger and the IDB Transaction. In connection with the execution and delivery of the GFI Merger Agreement, the GFI Supporting Stockholders, as beneficial owners of GFI Common Stock, also entered into a support agreement, dated as of July 30, 2014, with CME (the "GFI Support Agreement"). The shares of GFI Common Stock subject to the GFI Support Agreement constituted approximately 37.8% of the total issued and outstanding shares of GFI Common Stock as of December 2, 2014. Under the GFI Support Agreement, the GFI Supporting Stockholders agreed to vote or cause to be voted their shares in favor of adoption of the GFI Merger Agreement and the related transactions.

        We urge you to, and you should, read this supplement and, if you have not done so already, the entire proxy statement/prospectus, dated December 24, 2014, carefully, including the annexes, as it sets forth the details of the GFI Merger Agreement and other important information related to the GFI Merger.

        Your vote is very important, regardless of the number of shares you own. The GFI Merger cannot be completed unless (i) the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) and (ii) the holders of a majority of the outstanding shares of GFI Common Stock (excluding shares owned by (a) the GFI Supporting Stockholders, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries) vote to adopt the GFI Merger Agreement. A failure to vote or an abstention will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        Even if you plan to attend the Special Meeting in person, GFI requests that you complete, sign, date and return, as promptly as possible, the enclosed WHITE PROXY CARD in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of GFI Common Stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares or make an election.

        We urge you to discard any gold proxy cards that may be sent to you by BGC Partners, Inc., who is soliciting proxies in opposition to the GFI Merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE PROXY CARD, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest validly executed proxy that you submit will be counted.

        YOUR PROXY IS BEING SOLICITED BY THE GFI BOARD. AFTER CAREFUL CONSIDERATION AND UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THE GFI BOARD (OTHER THAN MESSRS. GOOCH AND HEFFRON, WHO ABSTAINED FROM THE VOTES OF THE GFI BOARD) HAS UNANIMOUSLY (I) DETERMINED THAT THE GFI MERGER AGREEMENT AND THE GFI MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF GFI AND ITS STOCKHOLDERS, (II) APPROVED, ADOPTED AND DECLARED ADVISABLE THE GFI MERGER AGREEMENT AND THE GFI MERGER AND (III) RESOLVED TO RECOMMEND THE ADOPTION OF THE GFI MERGER AGREEMENT AND THE APPROVAL OF THE GFI MERGER BY GFI STOCKHOLDERS. THE GFI BOARD (OTHER THAN MESSRS. GOOCH AND HEFFRON, WHO ABSTAINED FROM THE VOTES OF THE GFI BOARD), ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE GFI MERGER PROPOSAL, "FOR" THE "GOLDEN PARACHUTE" COMPENSATION PROPOSAL AND "FOR"

THE ADJOURNMENT PROPOSAL. THE GFI BOARD MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS.

        If you have any questions regarding the accompanying proxy statement/prospectus, or about the process for making an election, you may call MacKenzie Partners, Inc., GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

        On behalf of the GFI Board, thank you for your consideration and continued support.

Sincerely,

Christopher D'Antuono General Counsel & Corporate Secretary

        NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE GFI MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED SUPPLEMENT, THE PROXY STATEMENT/PROSPECTUS, DATED DECEMBER 24, 2014, OR THE SECURITIES TO BE ISSUED PURSUANT TO THE GFI MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The accompanying supplement to the proxy statement/prospectus is dated January 23, 2015 and was first mailed to GFI Stockholders on or about January 24, 2015.

GFI GROUP INC.
55 Water Street
New York, NY 10041

SUPPLEMENT DATED JANUARY 23, 2015
(to Proxy Statement/Prospectus dated December 24, 2014)

AMENDMENT TO MERGER AGREEMENT

YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        On or about December 24, 2014, we mailed you a proxy statement/prospectus relating to a special meeting of stockholders of GFI Group Inc., a Delaware corporation ("GFI," "we," "our" or "us," and our stockholders, "GFI Stockholders"), originally to be held on January 27, 2015, at 11:00 a.m. Eastern Standard Time, at Bayards, 1 Hanover Square, New York, NY 10004 (the "Special Meeting"). The Special Meeting has been postponed and will now be held on January 30, 2015, at 11:00 a.m. Eastern Standard time, at the same location.

        At the Special Meeting, holders of our common stock, par value $0.01 per share ("GFI Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among GFI, CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME ("Merger Sub 2") (as it may be amended from time to time, the "GFI Merger Agreement"), providing for a merger in which GFI will become a wholly-owned subsidiary of CME (the "GFI Merger"). At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the GFI Merger Agreement (the "GFI Merger Proposal").

        I am pleased to report that, as referenced above, on January 15, 2015 and January 22, 2015, the parties to the GFI Merger Agreement entered into amendments (the "GFI Merger Agreement Amendments"), copies of which are attached as Annexes A-1 and A-2 to this supplement, to increase the per share cash consideration payable in the GFI Merger from $5.25 per share (without interest) to $5.85 per share (without interest), subject to certain limitations described herein.

        If the GFI Merger contemplated by the GFI Merger Agreement is completed, you will be entitled to receive for each share of GFI Common Stock, at your election and subject to proration as described herein, (i) cash consideration equal to $5.85 per share (without interest) or (ii) stock consideration in the form of a fraction of a share of Class A common stock, par value $0.01 per share, of CME ("CME Class A Common Stock"), equal to the exchange ratio set forth in the GFI Merger Agreement (the "Exchange Ratio"). The Exchange Ratio is a fraction, the numerator of which is the offer price of $5.85 per share of GFI Common Stock and the denominator of which equals the average closing sales price of CME Class A Common Stock as reported on the NASDAQ Global Select Market ("NASDAQ") for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger. All cash elections are subject to proration as provided in the GFI Merger Agreement to account for the maximum available cash consideration of approximately $116.8 million, which is approximately 16.5% of the total consideration. If the cash elections exceed this amount, CME may elect to further increase the available cash consideration to limit the proration effect. The shares of CME Class A Common Stock are traded on NASDAQ under the trading symbol

"CME" and we encourage you to obtain quotes for CME Class A Common Stock, given that the merger consideration of GFI Common Stock may be payable in shares of CME Class A Common Stock equal to the Exchange Ratio. The closing price per share of CME Class A Common Stock on January 22, 2015 was $88.57.

        At the Special Meeting, in addition to the revised GFI Merger Proposal, you are still being asked to consider and vote upon the following matters:

  •
  a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for GFI's named executive officers in connection with the GFI Merger contemplated by the GFI Merger Agreement (the "'Golden Parachute' Compensation Proposal"). Such compensation arrangements will be assumed by IDB Buyer in connection with the IDB Transaction and accordingly any amounts owed under such compensation arrangements will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger; and

  •
  adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement (the "Adjournment Proposal").

        The record date for the Special Meeting is December 1, 2014. Only stockholders of record as of the close of business on December 1, 2014 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting in person.

        Your proxy is being solicited by our board of directors (the "GFI Board"). After careful consideration and acting upon the unanimous recommendation of the special committee of independent directors (the "Special Committee") formed by the GFI Board to consider and negotiate the terms and conditions of the GFI Merger and to make a recommendation to the GFI Board, the GFI Board (other than Messrs. Gooch and Heffron, who abstained from the votes of the GFI Board) has unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to, and in the best interests of GFI and its stockholders; (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. The GFI Board (other than Messrs. Gooch and Heffron, who abstained from the votes of the GFI Board), acting upon the unanimous recommendation of the Special Committee, unanimously recommends that you vote "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal. The GFI Board made its determination after consultation with its legal and financial advisors and after considering a number of factors.

        In considering the recommendation of the Special Committee and the GFI Board, you should be aware that Mr. Gooch, the executive chairman of the GFI Board, and Mr. Heffron, a member of the GFI Board and our chief executive officer, have certain interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of GFI Stockholders generally. Jersey Partners Inc., a New York corporation controlled by Mr. Gooch ("JPI"), is a party to an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME, New JPI Inc., a Delaware corporation formed by certain stockholders of JPI ("New JPI"), and stockholders of JPI and New JPI (including Messrs. Gooch and Heffron) (the "JPI Merger Agreement" and the transactions related thereto, the "JPI Merger"), pursuant to which New JPI, the resultant beneficial owner of all GFI Common Stock held by JPI after giving effect to a reorganization, will become a wholly-owned subsidiary of CME in exchange for shares of CME Class A Common Stock equal to the merger consideration that otherwise would be payable in the GFI Merger for the shares of GFI Common Stock owned by New JPI as stock election shares, provided that, to the extent all of the available cash consideration in the GFI Merger has not been allocated, up to 16.5% of the total JPI merger consideration shall be paid in cash. The purpose of the JPI Merger Agreement is to provide New JPI's stockholders the same tax-free consideration they would receive in the GFI Merger if they held the GFI Common Stock owned by New JPI directly as GFI Stockholders, subject to any portion of the JPI merger consideration that becomes payable in cash as described above. On January 15, 2015 and January 22, 2015, the parties to the JPI Merger Agreement entered into amendments to, among other things, provide that the merger consideration payable thereunder with respect to the shares of GFI Common Stock indirectly held by Messrs. Gooch, Heffron and Brown, a member of GFI management (the "GFI Supporting Stockholders"), and certain other New JPI stockholders, through New JPI will be based on a reduced per share cash consideration amount. Accordingly, the GFI Supporting Stockholders and such certain other New JPI stockholders will forfeit approximately $40 million of merger consideration payable as a result of the GFI Merger Agreement Amendments.

        In connection with the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement, Merger Sub 2, GFI Brokers Holdco Ltd., a Bermuda limited company ("IDB Buyer"), JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein) entered into a Purchase Agreement, dated as of July 30, 2014 and amended as of December 2, 2014 and January 15, 2015 (the "IDB Purchase Agreement" and the transactions related thereto, the "IDB Transaction"), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the GFI Merger Agreement, will own and operate GFI's interdealer brokerage business. On January 15, 2015, the parties to the IDB Purchase Agreement entered into an amendment (the "IDB Purchase Agreement Amendment") to, among other items, increase the consideration payable in the IDB Transaction from $254 million to approximately $281.8 million. The entire increase of approximately $27.8 million is being passed along by CME to GFI Stockholders as additional merger consideration pursuant to the GFI Merger Agreement Amendments. The closing of the GFI Merger is subject to, and dependent upon, the closing of the JPI Merger and the IDB Transaction. In connection with the execution and delivery of the GFI Merger Agreement, the GFI Supporting Stockholders, as beneficial owners of GFI Common Stock, also entered into a support agreement, dated as of July 30, 2014, with CME (the "GFI Support Agreement"). The shares of GFI Common Stock subject to the GFI Support Agreement constituted approximately 37.8% of the total issued and outstanding shares of GFI Common Stock as of December 2, 2014. Under the GFI Support Agreement, the GFI Supporting Stockholders agreed to vote or cause to be voted their shares in favor of adoption of the GFI Merger Agreement and the related transactions.

        Your vote is very important, regardless of the number of shares you own. The GFI Merger cannot be completed unless (i) the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) and (ii) the holders of a majority of the outstanding shares of GFI Common Stock (excluding shares owned by (a) the GFI Supporting Stockholders, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries) vote to adopt the GFI Merger Agreement. A failure to vote or an abstention will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        Even if you plan to attend the Special Meeting in person, GFI requests that you complete, sign, date and return, as promptly as possible, the enclosed WHITE PROXY CARD in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of GFI Common Stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares or make an election. If you fail to submit a proxy or to attend the Special Meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of GFI Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        To gain admittance to the Special Meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own GFI Common Stock to the Special Meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the Special Meeting.

        We urge you to discard any gold proxy cards that may be sent to you by BGC Partners, Inc., who is soliciting proxies in opposition to the GFI Merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE PROXY CARD, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest validly executed proxy that you submit will be counted.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Christopher D'Antuono General Counsel & Corporate Secretary

New York, New York

Dated: January 23, 2015

REFERENCES TO ADDITIONAL INFORMATION

        This supplement incorporates important business and financial information about GFI and CME, respectively, from other documents that GFI and CME have filed with the SEC and that are contained in or incorporated by reference into this supplement. For a listing of documents incorporated by reference into this supplement, see the section entitled "Where You Can Find More Information" beginning on page 45 of this supplement. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this supplement and any of the documents incorporated by reference into this supplement or other information concerning GFI, without charge, by written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992; or MacKenzie Partners, Inc., GFI's proxy solicitor, by calling toll-free at (800) 322-2885, or from the SEC through the SEC website at the address provided above.

        You may also request a copy of this supplement and any of the documents incorporated by reference into this supplement or other information concerning CME, without charge, by written request directed to CME, Attention: General Counsel, CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, or by telephone request at (312) 930-1000; or from the SEC through the SEC website at the address provided above.

        In order for you to receive timely delivery of the documents in advance of the Special Meeting of GFI Stockholders to be held on January 30, 2015, you must request the information no later than five business days prior to the date of the Special Meeting, by January 23, 2015.

UPDATE TO CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

  •
  "Amended and Restated Commitment Letter" refers to the Amended and Restated Commitment Letter between Jefferies and IDB Parent, dated as of January 15, 2015.

  •
  "Amendments" refers to the GFI Merger Agreement Amendments, IDB Purchase Agreement Amendment and the JPI Merger Agreement Amendments and the Amended and Restated Commitment Letter.

  •
  "GFI Merger Agreement" refers to the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among GFI Group Inc., CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC, as it may be further amended from time to time.

  •
  "GFI Merger Agreement Amendments" refers to the second and third amendments, to the GFI Merger Agreement, dated January 15, 2015 and January 22, 2015.

  •
  "IDB Parent" refers to GFI Holdco Inc., a Delaware corporation.

  •
  "IDB Purchase Agreement" refers to the Purchase Agreement, dated as of July 30, 2014 and amended as of December 2, 2014 and January 15, 2015, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., Jersey Partners Inc. (solely for purposes of Article IX therein), New JPI Inc, (solely for purposes of Article IX therein) and CME Group Inc. (solely for purposes of Article IX therein), as it may be further amended from time to time.

  •
  "IDB Purchase Agreement Amendment" refers to the second amendment to the IDB Purchase Agreement, dated January 15, 2015.

  •
  "Jefferies" refers to Jefferies Finance LLC.

  •
  "JPI Merger Agreement" refers to the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, January 15, 2015 and January 22, 2015, by and among CME Group Inc., Cheetah Acquisition Corp., Cheetah Acquisition LLC, New JPI Inc. and stockholders of JPI and New JPI (including Messrs. Gooch and Heffron), as it may be further amended from time to time.

  •
  "JPI Merger Agreement Amendments" refers to the second and third amendments to the JPI Merger Agreement, dated January 15, 2015 and January 22, 2015.

  •
  "proxy statement/prospectus" refers to the proxy statement/prospectus included in the Registration Statement on Form S-4, File No. 333-199429, filed by CME Group Inc. with the Securities and Exchange Commission (the "SEC") and declared effective by the SEC on December 24, 2014, and mailed to stockholders of GFI Group Inc. on or about December 24, 2014.

			Page
EXPLANATORY NOTE			1
UPDATES TO QUESTIONS AND ANSWERS			2
UPDATE TO SUMMARY			10
UPDATE TO COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA			11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS			13
UPDATE TO THE GFI MERGER			15
Update to Background of the GFI Merger			15
Update to Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options			25
Update to Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger			28
Opinion of Special Committee's Financial Advisor			28
Update to Certain Forecasts			41
Update to Interests of GFI Directors and Executive Officers in the GFI Merger			42
Update to Quantification of Payments and Benefits to GFI's Named Executive Officers			42
Update to Litigation Related to the GFI Merger			43
UPDATE TO IDB PURCHASE AGREEMENT			44
WHERE YOU CAN FIND MORE INFORMATION			45
ANNEX
Annex A-1	—	Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015, by and among GFI Group Inc., CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC	A-1-1
Annex A-2	—	Amendment No. 3 to Agreement and Plan of Merger, dated as of January 22, 2015, by and among GFI Group Inc., CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC	A-2-1
Annex B-1	—	Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015, by and among CME Group Inc., Cheetah Acquisition Corp., Cheetah Acquisition LLC, Jersey Partners Inc., New JPI Inc. and the other parties thereto	B-1-1
Annex B-2	—	Amendment No. 3 to Agreement and Plan of Merger, dated as of January 22, 2015, by and among CME Group Inc., Cheetah Acquisition Corp., Cheetah Acquisition LLC, Jersey Partners Inc., New JPI Inc. and the other parties thereto	B-2-1
Annex C	—	Amendment No. 2 to Purchase Agreement, dated as of January 15, 2015, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., CME Group Inc., Jersey Partners Inc., and New JPI Inc.	C-1
Annex D	—	Opinion of Greenhill & Co., LLC, dated as of January 20, 2015	D-1

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EXPLANATORY NOTE

        This supplement ("supplement") to the proxy statement/prospectus of CME Group Inc. ("CME") and GFI Group Inc. ("GFI"), dated December 24, 2014, that was first mailed on or about December 24, 2014 to GFI shareholders who were record holders as of December 1, 2014 (the "proxy statement/prospectus"), is being provided to you because the parties thereto have entered into the Amendments. This supplement, the annexes hereto and the documents referred to in this supplement should be read in conjunction with the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus, each of which should be read in its entirety.

        Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this Supplement, the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus are not otherwise modified, supplemented or amended. To the extent information in this supplement differs from, updates or conflicts with information contained in the proxy statement/prospectus, the information in this supplement is the more current information. Capitalized terms used and not defined herein have the meanings set forth in the proxy statement/prospectus.

UPDATES TO QUESTIONS AND ANSWERS

        The following questions and answers are intended to briefly address some commonly asked questions regarding the Amendments and the related transactions, and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of GFI, which is referred to as a GFI Stockholder in this supplement. Please refer to the more detailed information contained elsewhere in this supplement, the annexes to this supplement and the documents referred to in this supplement, and the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus, each of which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this supplement or the proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 45 of this supplement.

        All references in this supplement to "GFI" refer to GFI Group Inc., a Delaware corporation; all references in this supplement to "CME" refer to CME Group Inc., a Delaware corporation; all references in this supplement to "Merger Sub 1" refer to Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME; all references in this supplement to "Merger Sub 2" refer to Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME; all references in this supplement to the "GFI Merger" refer to the merger of Merger Sub 1 with and into GFI; all references to "JPI" refer to Jersey Partners Inc., a New York corporation; all references to "New JPI" refer to New JPI Inc., a Delaware corporation; and all references to "IDB Buyer" refer to GFI Brokers Holdco Ltd., a Bermuda limited company.

Q: Why am I receiving this supplement to the proxy statement/prospectus?

A: You have been sent this supplement to the proxy statement/prospectus because (i) CME, GFI, Merger Sub 1 and Merger Sub 2 entered into the GFI Merger Agreement Amendments, copies of which are attached as Annexes A-1 and A-2 to this supplement, (ii) CME, GFI, Cheetah Acquisition Corp., Cheetah Acquisition LLC, JPI, New JPI and the other parties thereto entered into the JPI Merger Agreement Amendments, copies of which are attached as Annexes B-1 and B-2 to this supplement and (iii) IDB Buyer, CME, JPI and New JPI entered into the IDB Purchase Agreement Amendment, a copy of which is attached as Annex C to this supplement. This supplement provides information about these amendments and updates the proxy statement/prospectus that was previously mailed to you.

Q: What will I receive if the GFI Merger is completed as a result of the GFI Merger Agreement Amendments?

A: If the GFI Merger is completed, each share of GFI Common Stock (other than shares of GFI Common Stock owned by CME (including pursuant to the JPI Merger) or GFI or any of their respective wholly-owned subsidiaries) issued and outstanding immediately prior to the time the GFI Merger becomes effective, which is referred to as the Effective Time in this supplement, will be converted into, at your election, cash consideration or stock consideration, jointly referred to as the Merger Consideration in this supplement. The cash consideration for which a valid cash election has been made or no election has been made will be equal to $5.85 per share (without interest) of GFI Common Stock, subject to proration as provided in the GFI Merger Agreement to account for the maximum available cash consideration of approximately $116.8 million. If the cash elections exceed this amount, CME may elect to further increase the available cash consideration to limit the proration effect. The stock consideration per share of GFI Common Stock for which a valid stock election has been made will be a number of shares of Class A common stock, par value $0.01 per share, of CME, which is referred to as CME Class A Common Stock in this proxy statement/prospectus, equal to the Exchange Ratio (as defined in the following paragraph), plus cash in lieu of fractional shares. In no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on January 21, 2015, as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, which is referred to as the Issuance Cap in this supplement, in which case the GFI Merger Agreement may be terminated by GFI. Assuming the entire aggregate Merger Consideration is paid in shares of CME Class A Common Stock, the per share price of CME Class A Common Stock would have to fall below $10.55 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on January 22, 2015 was $88.57.

All references in this supplement to the "Exchange Ratio" means a fraction, the numerator of which equals $5.85 and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock, as reported on the NASDAQ Global Select Market, which is referred to as NASDAQ in this supplement, for the 10 trading days ending upon and including the trading day immediately before the closing date of the GFI Merger, which is referred to as the Average Closing CME Stock Price in this supplement.

Accordingly, the actual number of shares delivered to GFI Stockholders will depend on the Average Closing CME Stock Price. The market price of CME Class A Common Stock will continue to fluctuate following the date of the Special Meeting. Consequently, at the time of the Special Meeting, the exact number of shares of CME Class A Common Stock that GFI Stockholders are entitled to receive under the GFI Merger Agreement at the closing of the GFI Merger will not yet be determined. For a more detailed description of the Merger Consideration you will receive in the GFI Merger, see the section entitled "Update to the GFI Merger—Update to Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options" beginning on page 25 of this supplement.

Q: What are the other updates to the GFI Merger Agreement?

A: As a result of the increased Merger Consideration, the GFI Merger Agreement Amendments provide for an increased termination fee payable by GFI to CME in certain circumstances if the GFI Merger is not completed from $23,426,111 to $24,728,099, in each case net of any expense reimbursement paid by GFI to CME up to an increased amount of $7,065,171. For more information on the circumstances in which GFI may be required to pay CME a termination fee or provide expense reimbursement, see the section entitled "The GFI Merger Agreement—Termination of the GFI Merger Agreement—Termination Fee" beginning on page 142 of the proxy statement/prospectus.

This description of the GFI Merger Agreement Amendments does not purport to be complete and is subject to, and qualified in its entirety by reference to, the GFI Merger Agreement Amendments, which are attached as Annexes A-1 and A-2 to this supplement, and the GFI Merger Agreement, which is attached as Annex A in the proxy statement/prospectus, each of which are incorporated to this supplement and the proxy statement/prospectus by reference.

Q: What are the updates to the JPI Merger Agreement?

A: The JPI Merger Agreement Amendments provide that the merger consideration payable thereunder with respect to the shares of GFI Common Stock indirectly held by Messrs. Gooch, Heffron and Brown, a member of GFI management, which are referred to as the "GFI Supporting Stockholders" in this supplement, and certain other New JPI stockholders, through New JPI will be based on a reduced per share cash consideration amount. Accordingly, the GFI Supporting Stockholders and such certain other New JPI stockholders will forfeit approximately $40 million of merger consideration payable as a result of the GFI Merger Agreement Amendments. The JPI Merger Agreement Amendments also increase the amount of the total JPI merger consideration that CME may pay in cash from 13% to 16.5%.

This description of the JPI Merger Agreement Amendments does not purport to be complete and is subject to, and qualified in its entirety by reference to, the JPI Merger Agreement Amendments, which are attached as Annexes B-1 and B-2 to this supplement, and the JPI Merger Agreement, which is attached as Annex B in the proxy statement/prospectus, each of which are incorporated to this supplement and the proxy statement/prospectus by reference.

Q: What are the updates to the IDB Purchase Agreement?

A: The IDB Purchase Agreement Amendment provides for an increase to the consideration payable in the IDB Transaction from $254 million to approximately $281.8 million. The entire increase of approximately $27.8 million is being passed along by CME to GFI Stockholders as additional merger consideration pursuant to the GFI Merger Agreement Amendments. In connection with the increased consideration payable in the IDB Transaction, the cap and deductible on certain of IDB Buyer's indemnification obligations under the IDB Purchase Agreement have been increased.

This description of the IDB Purchase Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the IDB Purchase Agreement Amendment, which is attached as Annex C to this supplement, and the IDB Purchase Agreement, which is attached as Annex C in the proxy statement/prospectus, each of which are incorporated to this supplement and the proxy statement/prospectus by reference.

Q: What are the updates to the Amended and Restated Commitment Letter?

A: In connection with the IDB Purchase Agreement Amendment, IDB Parent, an indirect parent of IDB Buyer, and Jefferies entered into the Amended and Restated Commitment Letter, pursuant to which Jefferies has committed, subject to customary conditions, to provide IDB Buyer with debt financing for the IDB Transaction. Pursuant to the Amended and Restated Commitment Letter, the debt financing provided thereunder is anticipated to consist of a senior secured first lien term loan facility in an aggregate principal amount of up to $225,000,000 and a senior secured second lien term loan facility in an aggregate principal amount of up to $122,000,000.

In addition, the pledge of CME Class A Common Stock to Merger Sub 2 having a value, based upon the Exchange Ratio, equal to $20,000,000 on a first priority basis to secure the indemnification obligations of IDB Buyer pursuant to the IDB Purchase Agreement, will be released with respect to the amount of such shares in excess of 50% of the amount initially pledged on the first anniversary of the closing of the IDB Transaction, in excess of 25% of the amount initially pledged on the 18 month anniversary of the closing of the IDB Transaction, and the pledge will terminate in full on the second anniversary of the closing of the IDB Transaction, subject, in each case, to any outstanding indemnification claims.

Q: How does the GFI Board recommend that I vote at the Special Meeting?

A: The GFI Board (other than Messrs. Gooch and Heffron, who abstained from the votes of the GFI Board), acting upon the unanimous recommendation of the Special Committee, unanimously recommends that GFI Stockholders vote "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal. See the section entitled "Update to the GFI Merger—Update to Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger" beginning on page 28 of this supplement.

Q: Has there been any change to the date or locations of the Special Meeting?

A: Yes, the Special Meeting will now be held on January 30, 2015, at 11:00 a.m. Eastern Standard Time, at Bayards, 1 Hanover Square, New York, NY 10004. To gain admittance to the Special Meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own GFI Common Stock to the Special Meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the Special Meeting. For additional information about the Special Meeting, see the section entitled "Information About the Special Meeting" beginning on page 54 of the proxy statement/prospectus.

Q: If I have not already voted, what do I need to do now in order to vote?

A: Even if you plan to attend the Special Meeting in person, after carefully reading and considering the information contained in this supplement and the proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of GFI Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares of GFI Common Stock voted at the Special Meeting in one of three ways:

  •
  by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. Eastern Standard Time on January 29, 2015. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

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  by completing, signing, dating and returning the enclosed WHITE PROXY CARD in the accompanying prepaid reply envelope; or

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  in person—you may attend the Special Meeting and cast your vote there.

If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q: What if I already voted? Do I need to vote again? What if I want to change my vote?

A: If you previously submitted a proxy for the Special Meeting, you do not need to submit another proxy or take any other action unless you desire to change your previous vote.

You may change your vote at any time before your proxy is voted at the Special Meeting, as described in the proxy materials sent to you.

Q: What should I do with any gold proxy card I may receive from BGC Partners, Inc.?

A: You should not do anything with any gold proxy card sent to you by or on behalf of BGC Partners, Inc. Instead, you should use the WHITE PROXY CARD to vote by telephone, over the Internet or by signing, dating and returning the WHITE PROXY CARD in the envelope provided today. If you have already returned a gold proxy card, you can effectively revoke it by voting the enclosed WHITE PROXY CARD.

Q: How do the GFI Merger Agreement Amendments impact my election to receive a particular type of merger consideration?

A: A form of election has been sent to each record holder of GFI Common Stock. The form of election allows record holders to elect, for each share of GFI Common Stock they own, to receive cash or stock consideration in the GFI Merger. To be effective, a properly completed and signed from of election must be returned to the exchange agent prior to the election deadline. Unless extended, the election deadline is 5:00 p.m., New York time on January 30, 2015.

If you are a record holder of shares and have properly made your election, no further action with respect to the election is required in connection with the GFI Merger Agreement Amendments. If you wish to change your election, your election may be revoked by written notice to the exchange agent received prior to the election deadline. An election may also be changed prior to the election deadline by submitting to the exchange agent a properly completed and signed revised form of election.

If you are a beneficial owner of shares, you should follow your broker's or bank's instructions for making or changing an election with respect to your shares of GFI Common Stock.

Q: What equity stake will GFI Stockholders hold in CME immediately following the GFI Merger?

A: Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed and assuming the entire available cash consideration amount of approximately $116.8 million is paid as part of the aggregate Merger Consideration, CME expects to issue approximately 6.9 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the cash, stock and no election amounts, the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed and assuming the entire available cash consideration amount of $116.8 million is paid as part of the aggregate Merger Consideration, it is expected that, immediately after completion of the GFI Merger, former GFI Stockholders (including stockholders of JPI) will own approximately 2.04% of the outstanding shares of CME Class A Common Stock.

Q: What are the updates to the Revised BGC Proposal and the BGC Offer and will they affect the GFI Merger?

A: On January 7, 2015, BGC Partners, Inc., which is referred to as BGC in this supplement, issued a press release announcing the extension of an unsolicited tender offer, which offer, as amended through the date hereof, is referred to as the BGC Offer in this supplement, until 5:00 p.m., New York City time on January 27, 2015, unless further extended. In addition, on January 7, 2015 BGC announced its intention to commence a proxy solicitation to solicit votes against the proposal to adopt the GFI Merger Agreement at the Special Meeting.

Further, on January 7, 2015, BGC and BGC Partners, L.P., a Delaware limited partnership and an operating subsidiary of BGC, which is referred to as BGC Purchaser in this supplement, filed Amendment No. 6 to the Schedule TO with the SEC, which, as amended through the date hereof, is referred to as the Schedule TO in this supplement, extending the BGC Offer to January 27, 2015.

On January 8, 2015, BGC and BGC Purchaser filed a preliminary proxy statement to commence a proxy solicitation to solicit votes against the GFI Merger at the Special Meeting.

On January 9, 2015, BGC and BGC Purchaser filed Amendment No. 7 to the Schedule TO, announcing the filing of their preliminary proxy statement.

On January 13, 2015, BGC delivered to GFI an offer letter, dated January 13, 2015, which is referred to as the January 13 BGC Offer Letter in this supplement, together with a tender offer agreement executed by BGC and BGC Purchaser, which is referred to as the January 13 BGC Tender Offer Agreement in this supplement. The January 13 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 13 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of

GFI Common Stock pursuant to the BGC Offer will be increased to $5.60 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 13 BGC Tender Offer Agreement, which is referred to as the January 13 BGC Tender Offer Agreement Proposal in this supplement.

On January 14, 2015, the Special Committee, in consultation with representatives of White & Case, RLF and Greenhill, reviewed the January 13 BGC Tender Offer Agreement Proposal.

Later that day, BGC and BGC Purchaser filed Amendment No. 8 to the Schedule TO, announcing delivery to GFI of the January 13 BGC Offer Letter and the January 13 BGC Tender Offer Agreement.

Before the NYSE opened on January 15, 2015, CME and GFI issued a joint press release announcing the execution of the second amendment to the GFI Merger Agreement, which increased the offer price of the GFI Merger to $5.60 (without interest) per share of GFI Common Stock.

On January 15, 2015, BGC delivered to GFI an offer letter, dated January 15, 2015, which is referred to as the January 15 BGC Offer Letter in this supplement, together with a tender offer agreement executed by BGC and BGC Purchaser, which is referred to as the January 15 BGC Tender Offer Agreement in this supplement. The January 15 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 15 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of GFI Common Stock pursuant to the BGC Offer will be increased to $5.85 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 15 BGC Tender Offer Agreement, which is referred to as the January 15 BGC Tender Offer Agreement Proposal in this supplement.

That same day, BGC and BGC Purchaser filed Amendment No. 9 to the Schedule TO, announcing a revision to the BGC Offer to purchase all outstanding shares of GFI Common Stock for $5.75 per share in cash, which is referred to as the January 15 BGC Offer in this supplement. The January 15 BGC Offer was scheduled to expire at 5:00 pm New York City time on January 29, 2015, unless extended. BGC also announced the delivery to GFI of the January 15 BGC Offer Letter and the January 15 BGC Tender Offer Agreement.

Following receipt of the January 15 BGC Offer Letter and the January 15 BGC Tender Offer Agreement, that same day, the Special Committee, in consultation with representatives of White & Case, RLF and Greenhill, reviewed the January 15 BGC Tender Offer Agreement Proposal and the January 15 BGC Offer. The Special Committee unanimously determined that the January 15 BGC Tender Offer Agreement Proposal could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus) and is a Superior Proposal and resolved to recommend that the GFI Board determine the same and effect a Change in Recommendation (as defined under the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page 132 of the proxy statement/prospectus), which are referred to as the January 15 Recommendations in this supplement. That same day, the Special Committee requested that GFI convene a meeting of the GFI Board to act on the January 15 Recommendations.

Due to scheduling conflicts, the GFI Board was unable to meet before the morning of January 19. At the January 19 meeting, the GFI Board discussed the January 15 BGC Tender Offer Agreement Proposal and considered the January 15 Recommendations, which were determined in good faith after consultation with the Special Committee's outside legal counsel and independent financial advisor. At the meeting, Messrs. Fanzilli and Magee, acting in their capacity as members of the GFI Board, voted in favor of the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of

Takeover Proposals" beginning on page 130 of the proxy statement/prospectus) and is a Superior Proposal and that the GFI Board effect a Change in Recommendation (as defined under the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page 132 of the proxy statement/prospectus), because, among other things, the Special Committee believed that the conditions to the January 15 BGC Tender Offer Agreement Proposal were reasonable for the deal proposed, comparable to the GFI Merger Agreement conditions while giving effect to the different structures and, in general, within the control of GFI, there was no reason to believe that, subject to the satisfaction of the conditions, BGC would not consummate the transaction and its offer was made to, and could be accepted by, all GFI Stockholders. The Special Committee, after receiving advice from Greenhill, was also satisfied that BGC had the financial capability to consummate the transaction, which was not conditioned on financing. Ms. Cassoni addressed concerns about the public stockholders and voted against the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and that the GFI Board not effect a Change in Recommendation. She indicated that the reasons for her votes were, among other things, that she believed that the January 15 BGC Tender Offer Proposal was highly conditional and presented significant execution risks. Messrs. Gooch and Heffron also voted against the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and that the GFI Board not effect a Change in Recommendation for the same reasons as Ms. Cassoni, resulting in the determination by the GFI Board that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and the GFI Board's further determination not to effect a Change in Recommendation.

On the morning of January 20, 2015, CME issued a press release announcing the delivery to GFI of the third amendment to the GFI Merger Agreement, which increased the offer price of the GFI Merger to $5.85 (without interest) per share of GFI Common Stock.

Later on January 20, 2015, BGC delivered to GFI an offer letter, dated January 20, 2015, which is referred to as the January 20 BGC Offer Letter in this supplement, together with a tender offer agreement executed by BGC and BGC Purchaser, which is referred to as the January 20 BGC Tender Offer Agreement in this supplement. The January 20 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 20 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of GFI Common Stock pursuant to the BGC Offer will be increased to $6.20 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 20 BGC Tender Offer Agreement, which is referred to as the January 20 BGC Tender Offer Agreement Proposal in this supplement.

That same day, BGC and BGC Purchaser filed Amendment No. 10 to the Schedule TO, announcing a revision to the BGC Offer to purchase all outstanding shares of GFI Common Stock for $6.10 per share of GFI Common Stock payable net to the seller in cash, without interest, which is referred to as the January 20 BGC Offer in this supplement. The January 20 BGC Offer is scheduled to expire at 5:00 pm New York City time on February 3, 2015, unless extended. BGC also announced the delivery to GFI of the January 20 BGC Offer Letter and the January 20 BGC Tender Offer Agreement.

Following receipt of the January 20 BGC Offer Letter and the January 20 BGC Tender Offer Agreement, that same day, the Special Committee, in consultation with representatives of White & Case, RLF and Greenhill, reviewed the January 20 BGC Tender Offer Agreement Proposal and the January 20 BGC Offer. The Special Committee unanimously determined that the January 20 BGC Tender Offer Agreement Proposal and the January 20 BGC Offer could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No

Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus). That same day, the Special Committee requested that GFI convene a meeting of the GFI Board to act on the recommendations.

The GFI Board was unable to meet prior to the expiration of the January 20 BGC Tender Offer Agreement Proposal, set at 11:59 p.m. Eastern Time on January 20, 2015.

On January 22, 2015, the GFI Board met along with the financial and legal advisors to the Special Committee. At the meeting, the Special Committee reported that it had unanimously recommended that the GFI Board approve, adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger and recommend to GFI Stockholders that such stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and approve the GFI Merger. After further discussion, the GFI Board moved to vote on the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement. With Messrs. Gooch and Heffron abstaining from the vote, the remaining members of the GFI Board (which consisted of the members of the Special Committee and Ms. Cassoni), acting on behalf of the entire GFI Board, unanimously voted to approve, adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger and further to recommend that GFI Stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and approve the GFI Merger, and that the approval of the GFI Merger be submitted for consideration of GFI Stockholders at a special meeting of such stockholders, which the GFI Board decided to postpone to January 30, 2015.

Also at the meeting, the GFI Board discussed the January 20 BGC Offer and considered the Special Committee's recommendation that the January 20 BGC Offer could reasonably be expected to result in a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus), which were determined in good faith after consultation with the Special Committee's outside legal counsel and independent financial advisor. Messrs. Fanzilli and Magee, acting in their capacity as members of the GFI Board, voted in favor of the Special Committee's recommendation and determined that the January 20 BGC Offer could reasonably be expected to lead to a Superior Proposal, in order to allow the Special Committee and its advisors to discuss the January 20 BGC Offer with BGC. Ms. Cassoni addressed concerns about the public stockholders and voted against the Special Committee's recommendation and determined that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal. She indicated that the reasons for her votes were, among other things, that she believed that the January 20 BGC Offer remains highly conditional and presents significant execution risks. Messrs. Gooch and Heffron also voted against the Special Committee's recommendation and determined that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal for the same reasons as Ms. Cassoni, resulting in the determination by the GFI Board that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal.

The GFI Board unanimously recommends that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger.

GFI Stockholders are not being asked to vote on or take any action with respect to the January 20 BGC Offer or the January 20 BGC Tender Offer Agreement Proposal at the Special Meeting.

Q: Who can help answer any other questions I have?

A: If you have additional questions about the GFI Merger, need assistance in submitting your proxy or voting your shares of GFI Common Stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, or if you have questions about the process for making an election, please contact MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

 UPDATE TO SUMMARY

        The following information supplements and, where applicable, replaces the information under the heading "Summary" beginning on page 16 of the proxy statement/prospectus, and highlights information contained elsewhere in this supplement. This section may not contain all the information that is important to you with respect to the Summary. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached Annexes and the other documents incorporated by reference herein. See also the section entitled "Where You Can Find More Information beginning on page 45 of this supplement.

Update to the Commitment Letter (Page 158)

        The proxy statement/prospectus is amended and supplemented by adding the following paragraph immediately after the first full paragraph under the section entitled "Commitment Letter (Page 158)" on page 34 of the proxy statement/prospectus:

        As consideration for its commitment to syndicate and/or backstop the debt financing under the Commitment Letter, IDB Parent will pay Jefferies an amount equal to 2.5% of aggregate principal amount borrowed in respect of the First Lien Facility, which is referred to as the First Lien Underwriting and Arrangement Fee in this proxy statement/prospectus. IDB Parent also will pay Jefferies an amount equal to the greater of 5.0% of aggregate principal amount borrowed in respect of the Second Lien Facility and $4.0 million, which is referred to as the Second Lien Underwriting and Arrangement Fee. IDB Parent is eligible to receive a refund or reduction of the First Lien Underwriting and Arrangement Fee if it reduces a portion of the commitments in respect of the First Lien Facility or prepays a portion of the amounts borrowed in respect of the First Lien Facility in connection with arrangements for the establishment of a revolving credit facility no later than January 31, 2015, with such refund or reduction being equal to the lesser of 2.5% of such amounts reduced or prepaid or $1,250,000. As further consideration for its commitment to syndicate and/or backstop the debt financing under the Commitment Letter, IDB Buyer will pay Jefferies ticking fees and nominal annual administrative agency fees.

UPDATE TO COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following summary unaudited pro forma condensed combined financial data give effect to the anticipated GFI Merger under the purchase method of accounting. For purposes of preparing the unaudited pro forma condensed combined financial data, the GFI Merger is assumed to have occurred as of or at the beginning of the period presented for the income statement data and as of the end of the period for the balance sheet data.

        The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that CME will experience after the GFI Merger. The summary unaudited pro forma condensed combined financial data have been derived from and should be read in conjunction with the historical consolidated financial statements of CME and GFI incorporated by reference in this supplement. See the sections entitled "Where You Can Find More Information" beginning on page 45 of this supplement.

				Equivalent Basis Unaudited Pro Forma Combined(1)
	Historical
			Unaudited Pro Forma Combined
	CME	GFI
Basic Earnings Per Share Attributable To Common Stockholders(2)(3)
Nine Months Ended September 30, 2014	$2.46	$(0.82)	$2.09	$0.13
Year Ended December 31, 2013	$2.94	$(0.17)	$2.80	$0.17
Diluted Earnings Per Share Attributable To Common Stockholders(2)(3)
Nine Months Ended September 30, 2014	$2.44	$(0.82)	$2.08	$0.13
Year Ended December 31, 2013	$2.92	$(0.17)	$2.79	$0.17
Cash Dividends Declared Per Share(4)
Nine Months Ended September 30, 2014	$1.41	$0.10	$1.51	$0.09
Year Ended December 31, 2013	$4.40	$0.15	$4.55	$0.28
Book Value Per Share Attributable To Common Stockholders(5)(6)
As of September 30, 2014	$64.29	$2.36	$64.79	$4.00
As of December 31, 2013	$63.37	$3.30	$63.91	$3.95

(1)
The per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by an exchange ratio of 0.0625 shares of CME Class A Common Stock for each share of GFI Common Stock that is exchanged for CME Class A Common Stock. The amount of stock to be issued assumes $117 million in cash consideration is paid in lieu of issuing CME Class A Common Stock. For purposes of this table, the exchange ratio is based on shares of CME Class A Common Stock issued to New JPI with respect to the GFI Supporting Stockholders and certain other New JPI stockholders using a reduced price per share and shares of CME Class A Common Stock issued to all other GFI Stockholders using a price per share of $5.85. The actual exchange ratio at the closing of the GFI Merger will be determined based on the average of the closing sale prices of CME Class A Common Stock, as reported on NASDAQ, for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger. The exchange ratio used to calculate pro forma amounts is based on a GFI Merger closing date of January 13, 2015.

(2)
The pro forma amounts include (a) a net income adjustment of $6 million to reflect the after-tax impact of amortization expense for an estimated $220 million of definite-life intangible assets calculated using the straight-line method over a weighted average estimated life of 14 years and

  (b) the issuance of 6 million incremental shares, representing the number of shares that would have been issued in respect of the issued and outstanding shares of GFI Common Stock outstanding as of September 30, 2014, as part of the per share merger consideration.

(3)
The pro forma amounts include (a) a net income adjustment of $8 million to reflect the after-tax impact of amortization expense for an estimated $220 million of definite-life intangible assets calculated using the straight-line method over an average estimated life of 14 years and (b) the issuance of 6 million incremental shares, representing the number of shares that would have been issued in respect of the issued and outstanding shares of GFI Common Stock outstanding as of December 31, 2013, as part of the per share merger consideration.

(4)
Pro forma combined cash dividends declared per share are the same as the historical amount of cash dividends declared per share. Under CME's current dividend policy, current year dividends are a function of the prior year's cash earnings, calculated as net income plus depreciation and amortization expense (excluding amortization of landlord-funded amounts), plus tax-effected stock-based compensation, plus tax-effected amortization of purchased intangibles, less capital expenditures excluding landlord-funded amounts. CME may also pay an annual variable cash dividend which is determined by the end of each year. The level of the variable cash dividend will increase or decrease from year to year based on operating results, potential merger and acquisition activity, and other forms of capital return including regular dividends and share buybacks during the year. The decision to pay a dividend, however, remains at the discretion of the CME Board.

(5)
Book value per share represents the total stockholders' equity as of December 31, 2013 or September 30, 2014 divided by the number of shares outstanding as of December 31, 2013 (treasury netted) and September 30, 2014 (treasury netted), respectively.

(6)
Pro forma amounts include an adjustment to reflect the stock issued as part of the transaction. The amount of stock to be issued assumes that $117 million in cash consideration is paid in lieu of issuing CME Class A Common Stock. The amount of stock to be issued was estimated using GFI's outstanding shares of 128 million at October 31, 2014 less 20 million shares exchanged for cash, an exchange ratio of 0.0625 shares of CME Class A Common Stock for each share of GFI Common Stock exchanged for stock and CME's closing stock price of $87.61 on January 12, 2015. For purposes of this table, the exchange ratio is based on shares of CME Class A Common Stock issued to New JPI with respect to the GFI Supporting Stockholders and certain other New JPI stockholders using a reduced price per share and shares of CME Class A Common Stock issued to all other GFI Stockholders using a price per share of $5.85.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This supplement and the proxy statement/prospectus include information constituting "forward-looking statements" within the meaning of, and subject to the safe harbor created by, the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the GFI Merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and statements about the unsolicited tender offer commenced by BGC, as well as other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of GFI and CME and are subject to significant risks and uncertainties outside of their control.

        Statements included in or incorporated by reference into this supplement and the proxy statement/prospectus that are not historical facts, including statements about the beliefs and expectations of the managements of GFI and CME, are forward-looking statements. Words such as "believes," "anticipates," "estimates," "expects," "intends," "aims," "potential," "will," "would," "could," "considered," "likely," "estimate" and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While GFI and CME believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of CME and GFI. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of GFI and CME depending upon a number of factors affecting their businesses and risks associated with the successful execution of the GFI Merger and the integration and performance of their businesses following the GFI Merger. These factors include, but are not limited to, risks and uncertainties detailed in CME's and GFI's periodic public filings with the SEC, including those discussed in the sections entitled "Risk Factors" in CME's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the information discussed in the sections entitled "Risk Factors" in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the section entitled "Risk Factors" and GFI's Quarterly Report on Form 10-Q for the period ended June 30, 2014, factors contained or incorporated by reference into such documents and in subsequent filings by CME and GFI with the SEC, and the following factors:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the GFI Merger Agreement;

  •
  the risk that GFI Stockholders may not adopt the GFI Merger Agreement;

  •
  the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

  •
  risks that any of the closing conditions to the GFI Merger may not be satisfied in a timely manner;

  •
  risks related to the outcome of any legal proceedings that may be instituted against GFI, CME or others following announcement of the GFI Merger and the related transactions;

  •
  failure to realize the benefits expected from the GFI Merger; and

  •
  risks related to the effect of the announcement of the GFI Merger on the ability of GFI to retain customers and retain and hire key personnel, including highly qualified brokerage personnel, and maintain relationships with its suppliers, and on its operating results and businesses generally.

        Consequently, all of the forward-looking statements GFI or CME make in this supplement are qualified by the information contained or incorporated by reference into this supplement and the proxy statement/prospectus, including, but not limited to, (i) the information contained under this heading and (ii) the information discussed in the sections entitled "Risk Factors" in CME's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and GFI's Quarterly Report on Form 10-Q for the periods ended June 30, 2014 and September 30, 2014. See the section entitled "Where You Can Find More Information" beginning on page 45 of this supplement.

        Neither CME nor GFI is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

UPDATE TO THE GFI MERGER

        The following information supplements and, where applicable, replaces the information under the heading "The GFI Merger" beginning on page 60 of the proxy statement/prospectus, and highlights information contained elsewhere in this supplement. This section may not contain all the information that is important to you with respect to the GFI Merger and the other matters being considered at the Special Meeting. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached Annexes and the other documents incorporated by reference herein. See also the section entitled "Where You Can Find More Information beginning on page 45 of this supplement.

Update to Background of the GFI Merger

        The proxy statement/prospectus is amended and supplemented by adding the following paragraph immediately after the fifth full paragraph on page 61 of the proxy statement/prospectus:

        On March 8, 2013, CME entered into a non-disclosure agreement with GFI for the purpose of considering a possible strategic transaction involving Trayport. At that time Merrill Lynch, Pierce, Fenner & Smith Incorporated was serving as GFI's financial advisor in connection with the strategic discussions.

        The proxy statement/prospectus is amended and supplemented by adding the following immediately after the last sentence of the eighth full paragraph on page 61 of the proxy statement prospectus:

        According to the minutes of the GFI Board's June 6, 2013 meeting, Mr. Gooch stated that "the Company was not considering any merger opportunities and had no current plans to dispose of any assets."

        The proxy statement/prospectus is amended and supplemented by adding the following immediately after the last sentence of the sixth full paragraph on page 62 of the proxy statement/prospectus:

        At the October 17, 2013 GFI Board meeting, Mr. Gooch also informed the GFI Board that in the event a transaction with CME came to fruition, he would have an interest in forming an investor group along with Messrs. Heffron and Brown in order to buy the IDB Business from CME and that, at that time, he was unwilling to support the sale of the IDB Business unless it involved his proposed investor group.

        The proxy statement/prospectus is amended and supplemented by adding the following immediately after the last sentence of the sixth full paragraph on page 64 of the proxy statement/prospectus:

        Jefferies' engagement letter with GFI provides that Jefferies may earn up to $8,000,000 for its services in connection with a possible transaction involving the sale of all or a material portion of GFI, regardless of the form of the transaction or the identity of the buyer. Pursuant to the terms of the engagement letter, Jefferies has already been paid an initial fee of $2,000,000, with an additional $6,000,000 to be paid upon the closing of any such transaction, which would include either the closing of the proposed CME transaction or the BGC Offer. If no such transaction is consummated, Jefferies is entitled to 15% of any applicable termination payments paid to GFI; provided, however, that such termination-related payments to Jefferies shall not exceed $8,000,000.

        The proxy statement/prospectus is amended and supplemented by adding the following immediately after the last sentence of the paragraph immediately before the first full paragraph on page 68 of the proxy statement/prospectus:

        Mr. Gooch's statements at the April 22, 2014 meeting about Company A were based on conversations he had had with representatives of Company A in or around mid-April 2014 and previously in 2013.

        The proxy statement/prospectus is amended and supplemented by adding the following paragraph immediately before the first full paragraph on page 72 of the proxy statement/prospectus:

        During the week of July 20, CME requested the Special Committee obtain a fairness opinion from Greenhill or another investment bank regarding the sale of the IDB Business to IDB Parent . Greenhill advised the Special Committee that, as a matter of policy, Greenhill would not render a fairness opinion on a transaction in which Greenhill's client was not a party and for which Greenhill did not participate in the negotiations. The Special Committee then advised CME that it would not obtain a fairness opinion with respect to the IDB Transaction. CME withdrew its request.

        The proxy statement/prospectus is amended and supplemented by adding the following paragraph immediately after the last full paragraph on page 76 of the proxy statement/prospectus:

        Following BGC's public announcement of the BGC Proposal, with the prior knowledge and approval of the Special Committee, Mr. Gooch communicated with three companies that compete with GFI's IDB Business (one of which was Company A) to explore each such company's interest in pursuing a minority investment in IDB Buyer's acquisition of the IDB Business that would allow IDB Buyer to increase its bid for the IDB Business. Company A had not changed its position from April 2014. The other two companies with which Mr. Gooch communicated were not interested.

        The proxy statement/prospectus is amended and supplemented by adding the following paragraphs immediately after the seventh full paragraph on page 83 of the proxy statement/prospectus:

        From December 24, 2014 to January 14, 2015, the Special Committee and representatives of White & Case negotiated the terms of an agreement relating to BGC's revised proposal to purchase all outstanding shares of GFI Common Stock for $5.45 per share in cash, which is referred to as the Revised BGC Proposal in this supplement, and the January 13 BGC Tender Offer Agreement Proposal, following receipt thereof, with representatives of Wachtell.

        Meetings of the Special Committee were held on December 28, 2014 and December 29, 2014, at which the Special Committee further discussed the terms of the Revised BGC Proposal with representatives of White & Case, RLF and Greenhill.

        On January 7, 2015, BGC Purchaser further extended the BGC Offer until 5:00 p.m., New York City time, on January 27, 2015, unless further extended. In addition, on January 7, 2015, BGC announced its intention to commence a proxy solicitation to solicit votes against the proposal to adopt the GFI Merger Agreement at the Special Meeting.

        On January 8, 2015, BGC filed its preliminary proxy statement to commence a proxy solicitation to solicit votes against the GFI Merger at the Special Meeting.

        In addition, on January 8, 2015, Shaun D. Lynn, President of BGC, sent a letter to the GFI Board and the Special Committee notifying them of BGC's continued interest to purchase all outstanding shares of GFI Common Stock for $5.45 per share of GFI Common Stock in cash. The text of the letter was as follows:

January 8, 2015

Board of Directors and Special Committee of GFI Group Inc.
c/o Christopher D'Antuono, General Counsel and Corporate Secretary
GFI Group Inc.
55 Water Street
New York, New York 10041

c/o Morton A. Pierce and Bryan J. Luchs
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036

To the Board of Directors and Special Committee of GFI Group Inc. ("GFI"):

As you know, BGC Partners, Inc. ("BGC") has commenced a tender offer to acquire 100% of the shares of GFI for $5.45 in cash per share. Our tender offer is fully financed, and we have already obtained all regulatory approvals necessary to complete the tender offer. Moreover, to make it easier to complete our tender offer, we have reduced the minimum tender condition from a majority of outstanding shares on a fully diluted basis to 45% of the outstanding shares. In contrast, GFI's proposed transaction with a consortium of management and CME Group Inc. ("CME") would only provide the GFI stockholders with $5.25 per share, consisting of a combination of cash and CME common stock, and requires approval of a majority of the outstanding GFI common stock held by persons other than the management consortium. Our proposed offer is therefore superior to the joint CME/management bid in every way—value, form of consideration and certainty of closing.

Despite the clear superiority of our offer, we have faced continued obstacles and delaying tactics, which we believe are the result of actions taken by Michael Gooch and Colin Heffron, who have a conflicting personal commitment to the joint CME/management bid for GFI and are actively sabotaging the transaction with BGC.

Ongoing Negotiations

To recap the situation, over the past three years, we have expressed an interest in a potential combination of BGC and GFI, and members of our management and GFI management have had explicit discussions regarding such a potential combination. Most recently, on July 29, 2014, we sent a letter to Messrs. Gooch and Heffron expressly stating that we were interested in acquiring GFI, and that we could offer a price per share substantially in excess of GFI's current trading price. BGC received no response to this letter. Instead, the next day, on July 30, 2014, GFI entered into a series of agreements with CME in which CME would acquire GFI for $4.55 per share. The CME transaction had at least two extraordinary features: (1) first, CME agreed that, immediately after it acquired GFI, it would sell to a consortium of GFI management the brokerage business of GFI for $165 million in cash (for a business that had total balance sheet cash of $231 million on June 30, 2014 and $223 million as of September 30, 2014) and the assumption, at closing, of certain unvested deferred compensation and other liabilities; and (2) second, certain GFI stockholders, including entities controlled by Mr. Gooch that collectively control 38% of the outstanding GFI shares, entered into support agreements providing that they would vote in favor of the joint CME/management transaction and against any alternative bid, even if that bid is superior to the joint CME/management transaction, and would continue to vote against any alternative bid for up to one year after the CME/management transaction was terminated. Because the GFI certificate of incorporation requires that mergers receive the approval of at least two-thirds of the stock voting at a stockholders meeting, the support agreement effectively precludes any alternative merger transaction for at least one year following the termination of the CME merger agreement.

Despite these obstacles, BGC continued to seek a superior transaction with GFI—for its shareholders as well as its customers and brokers. On September 8, 2014, we sent a letter to the GFI board offering to acquire 100% of the GFI common stock at a premium of more than 15% to the price offered by the joint CME/management bid. That offer was fully financed and not subject to any financing contingency. We also commenced a tender offer to acquire 100% of the GFI stock at the same price. Since that time, we have engaged in good-faith discussions with the GFI special committee for more than three months, and in the course of those discussions, we have resolved and addressed each and every meaningful issue raised by the GFI special committee.

Thus, the GFI special committee has in hand a fully negotiated set of agreements pursuant to which BGC can acquire all of the tendered shares of GFI common stock at $5.45 per share in cash. Our offer price represents a premium of $0.20 per share over the joint CME/management bid and provides immediate and certain value to the GFI stockholders since it is all cash, as opposed to CME's offer of mostly common stock and some cash. Both the GFI special committee and the GFI board have claimed that shareholder value is their primary focus. If this is true, we believe that both the GFI special committee and the GFI board are obligated to recommend the BGC superior offer to shareholders and support BGC's bid, including by meeting the board condition outlined in BGC's offer.

Equity Awards and Employment Agreements

We are also very troubled by the recent media reports that GFI brokers have asked GFI to amend their equity awards and broker employment agreements such that, if BGC completes its acquisition of GFI, the GFI brokers could quit GFI without consequence, and receive acceleration of all of their unvested equity awards. According to media reports, the termination rights and accelerated vesting would apply only if BGC were to acquire GFI, and not if CME or any other entity or person were to acquire GFI. It seems clear to us that these outrageous demands were encouraged and incited by Messrs. Gooch and Heffron and GFI management as a means to favor their own joint bid for the company. These actions, if taken, would be against the interest of all GFI shareholders, who deserve the highest price for their stock. The financial brokerage business is highly employee driven, and broker employment agreements and incentive compensation arrangements are critical to its success, at BGC and GFI. If GFI were to agree to employee termination rights or provide these windfall acceleration of RSUs, it would greatly diminish the value of the company for the GFI stockholders, by self-inflicting a grave wound on GFI, merely to favor an inferior self-interested and conflicted transaction that only benefits Messrs. Gooch and Heffron.

We have been clear to the GFI special committee and reiterate now that we would consider any conduct by GFI that incentivizes GFI brokers to leave the company as a clear breach of the fiduciary duties of any director or officer who promotes or approves such incentives. It cannot be in the interest of GFI's public shareholders for management to promote or effect new compensation incentives that diminish the value of GFI by incentivizing GFI employees to leave the company in the event of the success of the BGC bid. Such tactics are reminiscent of crown- jewel options, change-of-control puts, leveraged recapitalizations and other anti-takeover tactics that cannot be justified in a situation where management has already signed up a management- buyout agreement with a third party and a different third party has topped that bid.

BGC has attempted to address these employment issues by making clear in a recent press release that it would continue to honor previously agreed GFI RSUs or deferred compensation on the original vesting schedules, or, at the election of the employees, to pay for such units at $5.45 in cash. Nevertheless, BGC reserves all its rights with respect to any such detrimental future actions by GFI or the officers and directors of GFI.

Delays by the GFI Board

We also believe that Messrs. Gooch and Heffron have and continue to abuse their positions as directors of GFI to frustrate the consummation of our superior proposal. For example, following GFI's agreement with CME for a revised transaction price of $5.25 per share in cash and CME stock, we sent a letter on December 11, 2014 to the GFI board and special committee offering to increase our price to $5.45 per share in cash. As part of our offer, we indicated that we would be willing to sign the tender offer agreement and related agreements containing the terms and conditions that we had negotiated with counsel to the special committee, including agreeing to the one remaining outstanding term that had been requested by counsel to the special committee. Within a day of providing this letter, on December 12, 2014, the GFI special committee agreed that our offer could reasonably be expected to lead to a superior offer and that same day, the special committee requested that GFI convene a meeting of the GFI board to act on the special committee's recommendation, both actions which are required Section 6.5(f) the CME merger agreement. Despite this timely request, the GFI board, including Messrs. Gooch and Heffron, failed to act on this recommendation for eleven days—until December 23, 2014—and acted only after meeting three times because the GFI board failed to take any action at the first two meetings. Their reaction, when finally delivered, was included solely in an SEC filing, not in a public press release, at a time when most analysts, investors and reporters were unlikely to notice.

It seems obvious to us that the GFI board's failure to take prompt action, including an action that was clearly recommended by the GFI special committee, is the result of the influence of Messrs. Gooch and Heffron, who, despite their unambiguous conflicted financial interest in the transaction, are actually attending and participating in discussions at the GFI board meetings. This flagrantly inappropriate participation is affecting the ability of the GFI board to promptly take the actions recommended by the GFI special committee. This is a clear abuse by Messrs. Gooch and Heffron of their positions as directors of GFI, and an attempt to use their positions to frustrate the consummation of our superior proposal in favor of their inferior proposal. It is completely wrong and improper that, under these circumstances, Messrs. Gooch and Heffron continue to attend board meetings. Accordingly, we urge that Messrs. Gooch and Heffron be excluded from any future deliberations by the GFI board or special committee on these matters.

Despite these tactics by Messrs. Gooch and Heffron, we continue to be enthusiastic about the benefits of our superior offer both from a financial point of view for GFI's stockholders and more generally for GFI's customers, trading counterparties, regulators, vendors, brokers, and support staff. We encourage the GFI board and special committee to reject Messrs. Gooch and Heffron's conflicted, self-serving actions and the abuse of their positions in GFI's management and board in clear violation of their duties to all GFI stockholders and to take the actions necessary to support BGC's clearly superior tender offer.

Sincerely,

/s/ SHAUN D. LYNN Shaun D. Lynn President

BGC Partners, Inc.
499 Park Avenue
New York, NY 10022

        On January 11, 2015, the Special Committee met with representatives of White & Case, RLF and Greenhill to continue discussing the Revised BGC Proposal.

        During the period between December 11, 2014, when BGC sent a letter to the GFI Board and the Special Committee notifying them of BGC's revised proposal to purchase all outstanding shares of GFI Common Stock for $5.45 per share in cash, and January 12, 2015, representatives of CME and its advisors continued to negotiate with Mr. Gooch and his advisors. As a result of these negotiations, the purchase price for the IDB Business proposed to be paid by IDB Buyer was increased to approximately $275.5 million, in addition to assumption by IDB Buyer of approximately $75 million of additional liabilities, including RSUs. This $21.5 million raise represents approximately $0.20 per share of GFI Common Stock other than such shares indirectly held by the GFI Supporting Stockholders through New JPI. As a result of these negotiations, CME determined to pass along this raise in its entirety to GFI Stockholders by increasing its offer from a fixed price of $5.25 per share to a fixed price of $5.45 per share, in each case other than the GFI Supporting Stockholders, who agreed that the merger consideration payable under the JPI Merger Agreement on the shares of GFI Common Stock indirectly held by them through New JPI will be based on a reduced per share consideration amount of $5.25, not $5.45.

        On January 12, 2015, representatives of Skadden sent drafts of an amendment to the GFI Merger Agreement, which is referred to as the Initial Amendment No. 2 in this supplement, and drafts of amendments to the JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter to representatives of White & Case. On the same day, representatives of White & Case distributed to the Special Committee the draft of the Initial Amendment No. 2, which contemplates, among other considerations, a revised offer price of $5.45 per share of GFI Common Stock, and drafts of the amendments to the JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter.

        On January 13, 2015, BGC delivered to GFI the January 13 BGC Offer Letter together with the January 13 BGC Tender Offer Agreement. The January 13 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 13 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of GFI Common Stock pursuant to the BGC Offer will be increased to $5.60 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 13 BGC Tender Offer Agreement.

        That same day, the Special Committee, together with representatives of White & Case, RLF and Greenhill, met to discuss the draft of the Initial Amendment No. 2 received from representatives of Skadden. Representatives from White & Case described to the Special Committee the terms of the Initial Amendment No. 2. Representatives of Greenhill led the Special Committee through its financial and valuation analyses of GFI. Following that discussion, based upon Greenhill's financial and valuation analysis of GFI, Greenhill gave its fairness opinion to the Special Committee orally regarding the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of GFI Common Stock (other than the holders of shares of GFI Common Stock that are beneficially owned by JPI, New JPI, each direct and indirect stockholder of IDB Buyer and each stockholder of JPI, which are collectively referred to as the JPI Holders in this supplement) as set forth in the Initial Amendment No. 2 to such holders, which was later confirmed and delivered in writing.

        Representatives of White & Case also reviewed with the Special Committee the terms of the proposed amendments to the JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter. After considering, among other items, the proposed terms of the amendments to the GFI Merger Agreement, the JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter and taking into consideration Greenhill's fairness opinion, the Special Committee determined that the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and the GFI Merger were advisable, fair to and in the best interests of GFI and its stockholders and approved the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and the GFI Merger.

        Immediately following the conclusion of the meeting of the Special Committee, the GFI Board met along with the financial and legal advisors to the Special Committee, and the Special Committee reported that it had unanimously recommended that the GFI Board approve, adopt and declare advisable the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and the GFI Merger and recommend to GFI Stockholders that such stockholders adopt the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and approve the GFI Merger. After further discussion, the GFI Board moved to vote on the GFI Merger Agreement, as amended by the Initial Amendment No. 2. With Messrs. Gooch and Heffron abstaining from the vote, the remaining members of the GFI Board (which consisted of the members of the Special Committee and Ms. Cassoni), acting on behalf of the entire GFI Board, unanimously voted to approve, adopt and declare advisable the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and the GFI Merger and further to recommend that GFI Stockholders adopt the GFI Merger Agreement, as amended by the Initial Amendment No. 2, and approve the GFI Merger, and that the approval of the GFI Merger be submitted for consideration of GFI Stockholders at a special meeting of such stockholders.

        During the period between January 13, 2014, when BGC delivered to GFI the January 13 BGC Offer Letter together with the January 13 BGC Tender Offer Agreement, and January 14, 2015, representatives of CME and its advisors continued to negotiate with Mr. Gooch and his advisors. As a result of these negotiations, the purchase price for the IDB Business proposed to be paid by IDB Buyer was further increased to approximately $281.8 million, in addition to assumption by IDB Buyer of approximately $77 million of additional liabilities, including RSUs. This cumulative $27.8 million raise represents approximately $0.26 per share of GFI Common Stock other than such shares indirectly held by the GFI Supporting Stockholders through New JPI. As a result of these negotiations, CME determined to further increase its offer (including by passing along the increased purchase price for the IDB Business proposed to be paid by IDB Buyer) from a fixed price of $5.25 per share to a fixed price of $5.60 per share, in each case other than the GFI Supporting Stockholders, who agreed that the merger consideration payable under the JPI Merger Agreement on the shares of GFI Common Stock indirectly held by them through New JPI will be based on a reduced per share consideration amount of $5.25, not $5.60.

        On January 14, 2015, after approval of the GFI Merger Agreement, as amended by the Initial Amendment No. 2, but prior to the parties executing the GFI Merger Agreement, as amended by the Initial Amendment No. 2, CME sent a draft of the second amendment to the GFI Merger Agreement, which is referred to as Amendment No. 2 to the GFI Merger Agreement in this supplement, which contemplates, among other considerations, a revised offer price of $5.60 per share of GFI Common Stock, and drafts of the second amendment to the JPI Merger Agreement, which is referred to as Amendment No. 2 to the JPI Merger Agreement in this supplement, the IDB Purchase Agreement Amendment and the Amended and Restated Commitment Letter.

        Later that same day, the Special Committee met with representatives of White & Case, RLF and Greenhill to review the January 13 BGC Tender Offer Agreement Proposal.

        On January 15, 2015, the Special Committee, together with representatives of White & Case, RLF and Greenhill, met to discuss Amendment No. 2 to the GFI Merger Agreement. Representatives from White & Case described to the Special Committee the terms of Amendment No. 2 to the GFI Merger Agreement. Representatives of Greenhill led the Special Committee through its financial and valuation analyses of GFI. Following that discussion, based upon Greenhill's financial and valuation analysis of GFI, Greenhill gave its fairness opinion to the Special Committee regarding the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of GFI Common Stock (other than the JPI Holders) as set forth in Amendment No. 2 to the GFI Merger Agreement to such holders.

        Representatives of White & Case also reviewed with the Special Committee the proposed terms of Amendment No. 2 to the JPI Merger Agreement, the IDB Purchase Agreement Amendment and the Amended and Restated Commitment Letter. After considering, among other items, the proposed terms of Amendment No. 2 to the GFI Merger Agreement, Amendment No. 2 to the JPI Merger Agreement, the IDB Purchase Agreement Amendment and the Amended and Restated Commitment Letter and taking into consideration Greenhill's fairness opinion, the Special Committee determined that the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and the GFI Merger were advisable, fair to and in the best interests of GFI and its stockholders and approved the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and the GFI Merger.

        Immediately following the conclusion of the meeting of the Special Committee, the GFI Board met along with the financial and legal advisors to the Special Committee, and the Special Committee reported that it had unanimously recommended that the GFI Board approve, adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger

Agreement, and the GFI Merger and recommend to GFI Stockholders that such stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and approve the GFI Merger. After further discussion, the GFI Board moved to vote on the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement. With Messrs. Gooch and Heffron abstaining from the vote, the remaining members of the GFI Board (which consisted of the members of the Special Committee and Ms. Cassoni), acting on behalf of the entire GFI Board, unanimously voted to approve, adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and the GFI Merger and further to recommend that GFI Stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 2 to the GFI Merger Agreement, and approve the GFI Merger, and that the approval of the GFI Merger be submitted for consideration of GFI Stockholders at a special meeting of such stockholders.

        That same day, Amendment No. 2 to the GFI Merger Agreement was executed by CME and GFI, and the parties to the JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter executed the respective amendments, as applicable, to such agreements.

        Before the NYSE opened on January 15, 2015, CME and GFI issued a joint press release announcing the execution of the second amendment to the GFI Merger Agreement, which increased the offer price of the GFI Merger to $5.60 (without interest) per share of GFI Common Stock.

        Later that same day, BGC delivered to GFI the January 15 BGC Offer Letter together with the January 15 BGC Tender Offer Agreement. The January 15 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 15 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of GFI Common Stock pursuant to the BGC Offer will be increased to $5.85 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 15 BGC Tender Offer Agreement.

        Also later that day, BGC announced the delivery to GFI of the January 15 BGC Offer Letter and the January 15 BGC Tender Offer Agreement, and the terms of the January 15 BGC Offer, which include the purchase of all outstanding shares of GFI Common Stock for $5.75 per share in cash.

        Following receipt of the January 15 BGC Offer Letter and the January 15 BGC Tender Offer Agreement, that same day, the Special Committee, in consultation with representatives of White & Case, RLF and Greenhill, reviewed the January 15 BGC Tender Offer Agreement Proposal and the January 15 BGC Offer. The Special Committee unanimously determined that the January 15 BGC Tender Offer Agreement Proposal could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus) and is a Superior Proposal and resolved to recommend that the GFI Board determine the same and effect a Change in Recommendation (as defined under the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page 132 of the proxy statement/prospectus). That same day, the Special Committee requested that GFI convene a meeting of the GFI Board to act on the January 15 Recommendations.

        Due to scheduling conflicts, the GFI Board was unable to meet before the morning of January 19. At the January 19 meeting, the GFI Board discussed the January 15 BGC Tender Offer Agreement Proposal. All members of the GFI Board considered the January 15 Recommendations, which were determined in good faith after consultation with the Special Committee's outside legal counsel and independent financial advisor. Messrs. Fanzilli and Magee, acting in their capacity as members of the GFI Board, voted in favor of the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus) and is a Superior Proposal and that the GFI Board effect a Change in Recommendation (as defined under the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page 132 of the proxy statement/prospectus), because, among other things, the Special Committee believed that the conditions to the January 15 BGC Tender Offer Agreement Proposal were reasonable for the deal proposed, comparable to the GFI Merger Agreement conditions while giving effect to the different structures and, in general, within the control of GFI, there was no reason to believe that, subject to the satisfaction of the conditions, BGC would not consummate the transaction and its offer was made to, and could be accepted by, all GFI Stockholders. The Special Committee, after receiving advice from Greenhill, was also satisfied that BGC had the financial capability to consummate the transaction, which was not conditioned on financing. Ms. Cassoni addressed concerns about the public stockholders and voted against the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and that the GFI Board not effect a Change in Recommendation. She indicated that the reasons for her votes were, among other things, that she believed that the January 15 BGC Tender Offer Proposal was highly conditional and presented significant execution risks. Messrs. Gooch and Heffron also voted against the Special Committee's January 15 Recommendations and determined that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and that the GFI Board not effect a Change in Recommendation for the same reasons as Ms. Cassoni resulting in the determination by the GFI Board that the January 15 BGC Tender Offer Agreement Proposal could not reasonably be expected to lead to a Superior Proposal and is not a Superior Proposal and the GFI Board's further determination not to effect a Change in Recommendation.

        On January 20, 2015, representatives of Skadden sent drafts of the third amendment to the GFI Merger Agreement, which is referred to as Amendment No. 3 to the GFI Merger Agreement in this supplement, and a draft of the third amendment to the JPI Merger Agreement, which is referred to as Amendment No. 3 to the JPI Merger Agreement in this supplement. On the same day, representatives of White & Case distributed to the Special Committee the draft of Amendment No. 3 to the GFI Merger Agreement, which contemplates, among other considerations, a revised offer price of $5.85 per share of GFI Common Stock, and the draft of Amendment No. 3 to the JPI Merger Agreement. Amendment No. 3 to the JPI Merger Agreement provides, among other things, that the per share consideration payable in the JPI Merger Agreement to the shares of GFI Common Stock indirectly held by the GFI Supporting Stockholders and certain other stockholders of JPI and New JPI will be calculated on the basis of a reduced per share consideration amount of $4.4380 and a certain stockholder of JPI and New JPI, will be calculated on the basis of a reduced per share consideration amount of $5.4571.

        On the morning of January 20, 2015, CME issued a press release announcing the delivery to GFI of the third amendment to the GFI Merger Agreement, which increased the offer price of the GFI Merger to $5.85 (without interest) per share of GFI Common Stock.

        Later that same day, BGC delivered to GFI the January 20 BGC Offer Letter together with the January 20 BGC Tender Offer Agreement. The January 20 BGC Tender Offer Agreement provided that, once executed by GFI in accordance with the terms of the January 20 BGC Offer Letter, BGC and BGC Purchaser would amend the BGC Offer, so that the consideration to purchase all outstanding shares of GFI Common Stock pursuant to the BGC Offer will be increased to $6.20 per share of GFI Common Stock payable net to the seller in cash, without interest, and that the conditions to the closing of the BGC Offer will be those set forth in the January 20 BGC Tender Offer Agreement.

        Also later that day, BGC announced the delivery to GFI of the January 20 BGC Offer Letter and the January 20 BGC Tender Offer Agreement, and the terms of the January 20 BGC Offer, which include the purchase of all outstanding shares of GFI Common Stock for $6.10 per share of GFI Common Stock payable net to the seller in cash, without interest.

        That same day, the Special Committee, together with representatives of White & Case, RLF and Greenhill, met to discuss the draft of Amendment No. 3 to the GFI Merger Agreement, received from representatives of Skadden. Representatives from White & Case described to the Special Committee the terms of Amendment No. 3 to the GFI Merger Agreement. Representatives of Greenhill led the Special Committee through its financial and valuation analysis of GFI, which is described below under the section entitled "Update to the GFI Merger—Opinion of Special Committee's Financial Advisor," beginning on page 28 of this supplement. Following that discussion, based upon Greenhill's financial and valuation analysis of GFI, Greenhill gave its fairness opinion to the Special Committee orally regarding the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of GFI Common Stock (other than the JPI Holders) as set forth in Amendment No. 3 to the GFI Merger Agreement to such holders, which was later confirmed and delivered in writing and such fairness opinion is attached to this supplement as Annex D.

        Representatives of White & Case also reviewed with the Special Committee the proposed terms of Amendment No. 3 to the JPI Merger Agreement. After considering, among other items, the proposed terms of Amendment No. 3 to the GFI Merger Agreement and Amendment No. 3 to the JPI Merger Agreement and taking into consideration Greenhill's fairness opinion and the other factors described under "Update to the GFI Merger—Update to Recommendation of the Special Committee and GFI Board; Reasons for the GFI Merger" and "The GFI Merger—Update to Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on pages 28 and 42, respectively, of this supplement, the Special Committee determined that the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger were advisable, fair to and in the best interests of GFI and its stockholders and approved the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger.

        Following receipt of the January 20 BGC Offer Letter and the January 20 BGC Tender Offer Agreement, at the same meeting, the Special Committee, in consultation with representatives of White & Case, RLF and Greenhill, reviewed the January 20 BGC Tender Offer Agreement Proposal and the January 20 BGC Offer. The Special Committee unanimously determined that both the January 20 BGC Tender Offer Agreement Proposal and the January 20 BGC Offer could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus). Following the meeting, the Special Committee requested that GFI convene a meeting of the GFI Board to act on the recommendations.

        The GFI Board was unable to meet prior to the expiration of the January 20 BGC Tender Offer Agreement Proposal, set at 11:59 p.m. Eastern Time on January 20, 2015.

        On January 22, 2015, the GFI Board met along with the financial and legal advisors to the Special Committee, and the Special Committee reported that it had unanimously recommended that the GFI Board approve, adopt and declare advisable the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger and recommend to GFI Stockholders that such stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and approve the GFI Merger. After further discussion, the GFI Board moved to vote on the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement. With Messrs. Gooch and Heffron abstaining from the vote, the remaining members of the GFI Board (which consisted of the members of the Special Committee and Ms. Cassoni), acting on behalf of the entire GFI Board, unanimously voted to approve, adopt and declare advisable the GFI Merger

Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and the GFI Merger and further to recommend that GFI Stockholders adopt the GFI Merger Agreement, as amended by Amendment No. 3 to the GFI Merger Agreement, and approve the GFI Merger, and that the approval of the GFI Merger be submitted for consideration of GFI Stockholders at a special meeting of such stockholders.

        Also at the meeting, the GFI Board discussed the January 20 BGC Offer and considered the Special Committee's recommendation that the January 20 BGC Offer could reasonably be expected to result in a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page 130 of the proxy statement/prospectus), which were determined in good faith after consultation with the Special Committee's outside legal counsel and independent financial advisor. Messrs. Fanzilli and Magee, acting in their capacity as members of the GFI Board, voted in favor of the Special Committee's recommendation and determined that the January 20 BGC Offer could reasonably be expected to lead to a Superior Proposal, in order to allow the Special Committee and its advisors to discuss the January 20 BGC Offer with BGC. Ms. Cassoni addressed concerns about the public stockholders and voted against the Special Committee's recommendation and determined that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal. She indicated that the reasons for her vote was, among other things, that she believed that the January 20 BGC Offer remains highly conditional and presents significant execution risks. Messrs. Gooch and Heffron also voted against the Special Committee's recommendation and determined that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal for the same reasons as Ms. Cassoni resulting in the determination by the GFI Board that the January 20 BGC Offer could not reasonably be expected to lead to a Superior Proposal.

        That same day, Amendment No. 3 to the GFI Merger Agreement was executed by CME and GFI, and the parties to the JPI Merger Agreement executed Amendment No. 3 to the JPI Merger Agreement. For a discussion of the GFI Merger Agreement, JPI Merger Agreement, the IDB Purchase Agreement and the Commitment Letter, see the sections entitled "Updates to the Questions and Answers—Q: What will I receive if the GFI Merger is completed as a result of the GFI Merger Agreement Amendments?" beginning on page 2 of this supplement, "Updates to the Questions and Answers—Q: What are the other updates to the GFI Merger Agreement" beginning on page 3 of this supplement, "Updates to the Questions and Answers—Q: What are the updates to the JPI Merger Agreement" beginning on page 3 of this supplement, "Updates to the Questions and Answers—Q: What are the updates to the IDB Purchase Agreement" beginning on page 4 of this supplement and "Updates to the Questions and Answers—Q: What are the updates to the Amended and Restated Commitment Letter" beginning on page 4 of this supplement.

Update to Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options

Consideration to be Received in the GFI Merger

        As a result of the GFI Merger, each GFI Stockholder will have the right, with respect to each share of GFI Common Stock held, to elect to receive the Merger Consideration consisting of either cash, subject to the proration described herein, or shares of CME Class A Common Stock equal to the Exchange Ratio. The Exchange Ratio is a fraction, the numerator of which equals $5.85 and the denominator of which equals the Average Closing CME Stock Price. The value of the Merger Consideration consisting of shares of CME Class A Common Stock will fluctuate with the market price of CME Class A Common Stock based on the Average Closing CME Stock Price. In the event that CME changes the number of shares of CME Class A Common Stock issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration consisting of shares of CME Class A Common Stock will be equitably adjusted to eliminate the effects of such event on the Merger Consideration. Whether a GFI Stockholder makes a cash election or a stock election, the value of the consideration that such GFI Stockholder will be entitled to receive as of the date of completion of the GFI Merger is expected to be similar, although the value may not be identical because the amount of the stock consideration will be based on the Average Closing CME Stock Price, which may be different from the market price of the CME Class A Common Stock as of the date of completion of the GFI Merger.

        GFI Stockholders may specify different elections with respect to different shares held by them. For example, if a GFI Stockholder has 100 shares, the stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. Prior to the Effective Time, CME will mail a form of election to each holder of record and beneficial owner of shares of GFI Common Stock as of a specified date selected by CME. Upon request, CME will also make forms of election available to GFI Stockholders who become holders of record or beneficial owners of GFI Common Stock during the election period. Procedures for making your election and returning the form of election are described more fully in the section entitled "The GFI Merger Agreement—Form of Election" beginning on page 121 in the proxy statement/prospectus.

  Cash Election

        The GFI Merger Agreement, as amended by the GFI Merger Agreement, provides that each GFI Stockholder who makes a valid cash election will have the right to receive, in exchange for each share of GFI Common Stock for which a valid cash election is made, an amount in cash equal to $5.85 per share (without interest), subject to proration as described herein.

  Stock Election

        The GFI Merger Agreement, as amended by the GFI Merger Agreement, provides that each GFI Stockholder will have the right to receive, in exchange for each share of GFI Common Stock for which a valid stock election is made, a number of shares of CME Class A Common Stock equal $5.85 divided by the Average Closing CME Stock Price. We sometimes refer to the number of shares of CME Class A Common Stock received per share of GFI Common Stock for which a valid stock election is made as the "Per Share Stock Consideration."

  No Election

        If you are a GFI Stockholder and you do not make an election to receive cash or CME Class A Common Stock in the GFI Merger, your elections are not received by the exchange agent by the election deadline, or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election. GFI Stockholders not making an election will have the right to receive $5.85 (without interest) in exchange for each share of GFI Common Stock, subject to proration as described herein.

  Proration Adjustment if Cash Consideration is Oversubscribed

        The maximum available cash component of the total consideration to be paid by CME in the GFI Merger is approximately $116.8 million. If the aggregate amount of cash payable by CME to GFI Stockholders who have made valid cash elections or no elections is greater than approximately $116.8 million, CME has the option, in its sole discretion, to increase the maximum available cash component, subject to certain limitations. Since, regardless of the number of shares of GFI Common Stock for which cash elections or no elections have been made, the maximum aggregate amount of cash consideration to be paid in the GFI Merger is approximately $116.8 million (or such other greater amount at CME's sole discretion in the event that the cash election is oversubscribed, subject to certain limitations), only a certain number of shares of GFI Common Stock can, without proration, be converted into the right to receive cash. As a result, if the aggregate amount of cash payable by CME to GFI Stockholders who have made valid cash elections or no elections is greater than approximately $116.8 million and CME does not exercise its option to increase the maximum available cash component, or if CME does not exercise its option to increase the maximum available cash component to an amount equal to the aggregate amount payable to GFI Stockholders who have made valid cash elections or no elections, then:

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  Each share of GFI Common Stock for which a valid stock election was made will receive the Per Share Stock Consideration; and

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  Each share of GFI Common Stock for which a valid cash election or no election was made will receive (i) cash equal to the product of (a) $5.85 (without interest) multiplied by (b) the quotient found by dividing the maximum available cash component of approximately $116.8 million (as increased by CME, if applicable) by the aggregate amount of cash consideration payable by CME to GFI Stockholders who have made valid cash elections or no elections (such quotient being the "Cash Fraction") and (ii) a number of shares of CME Class A Common Stock equal to the product of (x) the Per Share Stock Consideration multiplied by (y) one minus the Cash Fraction.

        No fractional shares of CME Class A Common Stock will be issued in the GFI Merger. Instead, cash will be paid for any fractional shares of CME Class A Common Stock to which GFI Stockholders would otherwise be entitled to receive under the GFI Merger Agreement. In addition, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed the Issuance Cap, in which case the GFI Merger Agreement may be terminated by GFI. Assuming the entire aggregate Merger Consideration is paid in shares of CME Class A Common Stock, the per share price of CME Class A Common Stock would have to fall below $10.55 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on January 22, 2015 was $88.57. While the Exchange Ratio governing the exchange of GFI Common Stock for CME Class A Common Stock will be adjusted under certain circumstances, it will not be adjusted to reflect changes in the per share price of CME Class A Common Stock following the Effective Time.

        Because the market price of CME Class A Common Stock will fluctuate prior to the completion of the GFI Merger, the Exchange Ratio will also fluctuate prior to the completion of the GFI Merger, and the number of shares of CME Class A Common Stock that GFI Stockholders will receive in the GFI Merger will not be known as of the Special Meeting.

        CME Class A Common Stock is traded on NASDAQ under the trading symbol "CME." We urge you to obtain information on the market value of CME Class A Common Stock that is more recent than that provided in this supplement and the proxy statement/prospectus. You should obtain current stock price quotations from a newspaper, the Internet or your broker. The market price of CME Class A Common Stock will likely be different on the date GFI Stockholders receive shares of CME Class A Common Stock than it was on the date the GFI Merger Agreement and the GFI Merger Agreement were signed, the date of this supplement, the date of the proxy statement/prospectus and the date of the Special Meeting.

Update to Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger

        After careful consideration, including a thorough review of the terms and conditions of the January 20 BGC Tender Offer Agreement Proposal and January 20 BGC Offer with Greenhill and White & Case, the Special Committee, at a meeting held on January 20, 2015, unanimously recommended that the terms of the GFI Merger Agreement, as amended, are advisable, fair to, and in the best interests of GFI and GFI Stockholders and recommended the GFI Board to approve the GFI Merger Agreement, as amended.

        In reaching its determination, the Special Committee, in consultation with Greenhill and White & Case, considered numerous factors, including the following:

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  the presentation by Greenhill to the Special Committee on January 20, 2015 and the oral opinion delivered by Greenhill to the Special Committee (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Merger Consideration to be received by the holders of shares of GFI Common Stock (other than the JPI Holders) as set forth in Amendment No. 3 to the GFI Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled "Update to the GFI Merger—Opinion of Special Committee's Financial Advisor" beginning on page 28 of this supplement; and

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  the opportunity for GFI Stockholders to elect to receive cash and/or stock consideration, which will enable many GFI Stockholders to receive immediate cash value, subject to the proration provisions of the GFI Merger Agreement, while those GFI Stockholders who wish to participate in the future growth of CME post-merger will have the chance to do so.

Opinion of Special Committee's Financial Advisor

        On January 20, 2015, at a meeting of the Special Committee, Greenhill delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 20, 2015, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Merger Consideration to be received by the holders of shares of GFI Common Stock (other than the JPI Holders) in the GFI Merger was fair, from a financial point of view, to such holders.

        The full text of Greenhill's written opinion, dated January 20, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex D to this supplement and is incorporated herein by reference. The opinion was addressed to the Special Committee and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of GFI Common Stock (other than the JPI Holders) in the GFI Merger to such holders. The opinion does not express a view as to any other aspect of the GFI Merger or the other transactions contemplated by the GFI Merger Agreement and does not constitute a recommendation to the Special Committee, the GFI Board or to any other person in respect of the GFI Merger, including as to how any holder of shares of GFI Common Stock should vote or act with respect to the approval of the GFI Merger or any other matter. The opinion replaces and supersedes Greenhill's opinion dated January 15, 2015 in all respects and this summary replaces and supersedes the summary of Greenhill's opinion set forth in the proxy statement/prospectus in all respects. The summary of Greenhill's opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. GFI Stockholders are urged to read the opinion in its entirety.

        In connection with rendering its opinion, Greenhill, among other things:

  1.
  reviewed the draft of Amendment No. 3 to the GFI Merger Agreement dated January 20, 2015, which is referred to as the Draft GFI Merger Agreement Amendment in this supplement, the GFI Merger Agreement, Amendment No. 1 to the GFI Merger Agreement, dated December 2, 2014, Amendment No. 2 to the GFI Merger Agreement, dated January 15, 2015, the draft of Amendment No. 3 to the IDB Purchase Agreement dated January 20, 2015, the IDB Purchase Agreement, Amendment No. 1 to the IDB Purchase Agreement, dated December 2, 2014, Amendment No. 2 to the IDB Purchase Agreement, dated January 15, 2015, the GFI Support Agreement, as amended, the draft of Amendment No. 3 to the JPI Merger Agreement dated as of January 20, 2015, and certain related documents;

  2.
  reviewed certain publicly available financial statements of GFI and CME;

  3.
  reviewed certain other publicly available business and financial information relating to GFI and CME that it deemed relevant;

  4.
  reviewed certain information, including financial forecasts and other financial and operating data concerning GFI prepared by the management of GFI as described in the section entitled "The GFI Merger—Certain Forecasts" beginning on page 105 of the proxy statement/prospectus;

  5.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the IDB Business, Trayport and FENICS, prepared by the management of GFI as described in the section entitled "The GFI Merger—Certain Forecasts" beginning on page 105 of the proxy statement/prospectus;

  6.
  discussed the past and present operations and financial condition and the prospects of GFI with senior executives of GFI;

  7.
  discussed the past and present operations and financial condition and the prospects of the IDB Business, Trayport and FENICS with senior executives of GFI;

  8.
  reviewed the historical market prices and trading activity for GFI Common Stock and analyzed its implied valuation multiples;

  9.
  reviewed the historical market prices and trading activity for CME Class A Common Stock and analyzed its implied valuation multiples;

  10.
  compared the value of CME Class A Common Stock to be received in the GFI Merger with certain published Wall Street analyst price targets for GFI Common Stock that it deemed appropriate;

  11.
  compared the value of the Merger Consideration with that received in certain publicly available transactions that it deemed relevant;

  12.
  compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

  13.
  compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates it deemed appropriate;

  14.
  participated in discussions and negotiations among representatives of GFI and its legal advisors and representatives of CME and its legal and financial advisors; and

  15.
  performed such other analyses and considered such other factors as it deemed appropriate.

        In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of GFI and CME for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of GFI and CME, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that were furnished or otherwise provided to it, Greenhill assumed that such financial forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of GFI as to those matters, and Greenhill relied upon such financial forecasts, projections and other data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they were based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of GFI, nor was Greenhill furnished with any such appraisals. Greenhill assumed that the GFI Merger, the pre-closing reorganization of GFI, the JPI Merger, the IDB Transaction and the other transactions contemplated by the GFI Merger Agreement will be consummated in accordance with the terms set forth in the GFI Merger Agreement, which Greenhill further assumed will be identical in all material respects to the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of January 15, 2014, by and among GFI, CME, Merger Sub 1 and Merger Sub 2, as amended by the Draft GFI Merger Agreement Amendment that Greenhill reviewed, and without waiver of any material terms or conditions set forth in the GFI Merger Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the GFI Merger will be obtained without any effect on GFI, CME, the GFI Merger or the contemplated benefits of the GFI Merger meaningful to Greenhill's analysis. Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 20, 2015. It should be understood that subsequent developments may affect Greenhill's opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

        Greenhill acted as financial advisor to the Special Committee in connection with the GFI Merger and will receive fees of $4,250,000 for services rendered in connection with the GFI Merger (including rendering its opinion), $2,750,000 of which is contingent on the consummation of the GFI Merger. In addition, GFI has agreed to indemnify Greenhill for certain liabilities arising out of its engagement. During the two years preceding the date of its opinion Greenhill had not been engaged by or received any compensation from GFI, CME, any other parties to the GFI Merger or JPI (other than any amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the Special Committee in connection with the GFI Merger).

        Greenhill's opinion was for the information of the Special Committee and was rendered to the Special Committee in connection with their consideration of the GFI Merger and should not be used for any other purpose without Greenhill's prior written consent. Greenhill did not express an opinion as to any aspect of the GFI Merger other than the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of GFI Common Stock (other than the JPI Holders) in the GFI Merger to such holders, or the other transactions contemplated by the GFI Merger Agreement. In particular, Greenhill expressed no opinion as to the prices at which CME Class A Common Stock will trade at any future time. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of GFI, or any class of such persons relative to the Merger Consideration to be received by the holders of GFI Common Stock (other than the JPI Holders) in the GFI Merger or with respect to the fairness of any such compensation. Greenhill's opinion was approved by its fairness committee. Greenhill's opinion was not intended to be and did not constitute a recommendation to the members of the Special Committee or the GFI Board as to whether they should recommend or approve the GFI Merger or the GFI Merger Agreement, nor did it constitute a recommendation as to whether GFI Stockholders should approve the GFI Merger at the Special Meeting.

Summary of Greenhill's Financial Analyses

        The following is a summary of the material financial analyses provided by Greenhill to the Special Committee in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses as set forth below represent the relative importance or weight given to those analyses by Greenhill. All methodologies must be viewed in context as no single valuation methodology provides a complete picture. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's financial analyses.

Sum of the Parts Analysis

        Greenhill performed a sum of the parts analysis of GFI based on the hypothetical standalone trading valuations for the IDB Business and Trayport and FENICS, which are collectively referred to as GFI's Technology Businesses in this supplement.

        In performing this analysis, Greenhill reviewed and compared various financial multiples, ratios and operating and trading statistics of GFI, the IDB Business and GFI's Technology Businesses to corresponding financial multiples, ratios and operating and trading statistics for publicly traded companies selected by Greenhill. The companies selected by Greenhill comprised four institutional broker companies (namely, ICAP plc, BGC Partners, Inc., Tullett Prebon plc and Compagnie Financiere Tradition SA) and four technology companies (namely, MarketAxess Holdings Inc., Advent Software, Inc., Fidessa Group plc and First Derivatives plc).

        Although none of the selected companies is directly comparable to GFI, Greenhill chose these companies because they had publicly traded equity securities and were deemed to be similar to either the IDB Business or GFI's Technology Business in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. However, because of the inherent differences between the business, operations and prospects of GFI and those of the selected companies, Greenhill believes that it is inappropriate to, and therefore did not, rely solely on the numerical results of the sum of the parts analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of GFI and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between GFI and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various financial multiples, ratios and operating and trading statistics with respect to those companies.

        For each of the selected companies, Greenhill calculated and reviewed, among other information, the ratio of enterprise value to estimated EBITDA for calendar year 2014 (or reported last twelve months, which is referred to as LTM in this supplement, June 2014 results, where 2014 forward estimates were not available). For purposes of this calculation, Greenhill utilized an enterprise value for each company derived by the sum of: (1) the product of the number of basic shares outstanding of that company as reported in its most recent public filings and GFI's closing share price on November 28, 2014; and (2) the applicable company's outstanding net debt as reported in its most recent public filings. Estimated EBITDA for calendar year 2014 was based on publicly available consensus estimates as of January 16, 2015 (or reported 2013 results, where 2014 forward estimates were not available). The following table summarizes the mean and median enterprise value to estimated EBITDA multiples for the selected companies reviewed by Greenhill:

Mean / Median	EV / EBITDA (2014E)
IDB Mean	8.2x
IDB Median	8.4x
Technology Mean	17.1x
Technology Median	17.6x
Overall Mean	12.7x
Overall Median	11.7x

        Based upon Greenhill's judgment and experience, Greenhill then selected two reference ranges of multiples of enterprise values to estimated 2014 EBITDA, one for the IDB Business and one for GFI's Technology Businesses. In determining its reference ranges of multiples for the IDB Business, Greenhill viewed Tullett Prebon plc as the most similar company to the IDB Business and therefore chose a range more weighted toward its observed enterprise value to estimated EBITDA multiple. For GFI's Technology Businesses, Greenhill's reference range more closely aligned with the simple mean and median of the selected companies. EBITDA was calculated as (1) pre-tax operating income in the presentation by GFI management on November 30, 2014 to Greenhill of updated "base case" set of financial projections for the IDB Business, which together with the projections for GFI's Technology Businesses included in a prior "base case" set of financial projections for each of the IDB Business and GFI's Technology Businesses that GFI management had provided to Greenhill, are referred to as the Updated Management Projections in this supplement plus (2) depreciation plus (3) amortization of sign-on bonuses less (4) cash sign-on bonuses issued. Cash sign-on bonuses, and the associated amortization of such bonuses, were negligible for GFI's Technology Businesses and accordingly neither component is relevant to the calculation of the EBITDA for GFI's Technology Businesses. Greenhill then calculated ranges of implied enterprise values for the IDB Business and for GFI's Technology Businesses by applying the applicable reference range to GFI's projected EBITDA for 2014 included in the Updated Management Projections for the applicable business. In performing these calculations, Greenhill converted Trayport's EBITDA for 2014 included in the Updated Management Projections from pounds sterling into U.S. dollars at an exchange ratio of 1.5215 as of January 16, 2015. Greenhill calculated a range of implied per share prices for GFI Common Stock by dividing: (1) the sum of the ranges of implied enterprise values for each line of business, less (i) GFI's net debt amount (calculated as $240 million of long-term borrowings, plus an after-tax make whole fee payable on GFI's debt of $34.1 million payable upon a breakup of GFI, less excess cash of $35.3 million as contemplated by the GFI Merger Agreement, assuming a closing date for the GFI Merger of January 31, 2015) and (ii) GFI's estimated RSU liability as of January 31, 2015 (calculated as 13.8 million RSUs, the number of RSUs GFI management estimated would be outstanding as of January 31, 2015, multiplied by the per share price of GFI Common Stock implied by the analysis); by (2) the basic number of shares of GFI Common Stock that GFI management estimated would be outstanding as of January 31, 2015. In performing this analysis, Greenhill assumed a tax-free separation of GFI's lines of business. In performing this analysis, Greenhill assumed that the amount of GFI's excess cash, for purposes of calculating net debt, was $35.3 million based upon discussions with, and information provided by, GFI's management and the amount negotiated by the parties to, and set forth in, the GFI Merger Agreement. Based upon this information, Greenhill understood that this amount reflected GFI's excess cash after giving effect to regulatory and other constraints.

        The following table reflects the reference ranges of multiples and implied valuations calculated by Greenhill in performing this analysis:

		Multiple			Value
	2014E EBITDA
($ in millions, except per share values)		Low		High	Low		High
IDB (Gross of RSU liability)(1)	$36.0	5.0x	—	6.0x	$179.8	—	$215.8
Trayport & FENICS	52.1	12.5x	—	14.0x	650.7	—	728.8

Implied Enterprise Value	$88.0	9.4x	—	10.7x	$830.5	—	$944.6
Less: Net Debt and Make Whole					(238.8)	—	(238.8)
Less: RSU Liability					(57.5)	—	(68.6)
Implied Equity Value					$534.2	—	$637.1

Basic Shares Outstanding					127.8	—	127.8
Implied Share Price					$4.18	—	$4.99

(1)
EBITDA was calculated as (1) pre-tax operating income in the Updated Management Projections plus (2) depreciation plus (3) amortization of sign-on bonuses less (4) cash sign-on bonuses issued.

        This analysis resulted in a range of implied per share prices for GFI Common Stock of $4.18 to $4.99. Greenhill compared this range to (i) GFI's closing stock price on July 29, 2014, the day before the announcement of the original GFI Merger Agreement, of $3.11 per share, (ii) GFI's closing stock price on January 16, 2015 of $5.60 per share, (iii) the $4.55 per share value of the Merger Consideration provided for in the original GFI Merger Agreement, (iv) the $6.20 per share value of the consideration to be received in the tender offer contemplated by the January 20 BGC Tender Offer Agreement and (v) the $5.85 per share value of the Merger Consideration to be received in the GFI Merger. Greenhill noted, for illustrative purposes only and not as part of its fairness determination, that the range of implied per share prices for GFI Common Stock resulting from this analysis would increase to $4.71 to $5.62 per share if $15 million of cost savings reflected in the final "credit case" sets of financial projections for the IDB Business, which GFI Management provided to Greenhill on November 30, 2014, which are referred to as the final Credit Case Projections in this supplement, were included in the projected EBITDA for 2014 for the IDB Business.

Comparable Company Trading Valuation Analysis

        Greenhill performed a comparable company trading valuation analysis of GFI. In performing this analysis, Greenhill reviewed and compared various financial multiples, ratios and operating and trading statistics for GFI, the IDB Business and GFI's Technology Businesses to corresponding financial multiples, ratios and operating and trading statistics for the publicly traded companies described above.

        Although none of the selected companies is directly comparable to GFI, Greenhill chose these companies because they had publicly traded equity securities and were deemed to be similar to GFI in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. However, because of the inherent differences between the business, operations and prospects of GFI and those of the selected companies, Greenhill believes that it is inappropriate to, and therefore did not, rely solely on the numerical results of the comparable company trading valuation analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of GFI and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between GFI and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various financial multiples, ratios and operating and trading statistics with respect to those companies.

        For each of the selected companies, Greenhill calculated and reviewed, among other information, the multiples described above under the sum of the parts analysis.

        Based upon Greenhill's judgment and experience, Greenhill then selected a reference range of multiples of enterprise values to estimated 2014 EBITDA for GFI. In determining its reference ranges of multiples for GFI as a whole (inclusive of the IDB Business and GFI's Technology Businesses), Greenhill viewed ICAP plc as the most similar company and therefore chose a range more weighted toward its observed enterprise value to estimated EBITDA multiple. Greenhill then calculated a range of implied enterprise values for GFI by applying the reference range to GFI's projected EBITDA for 2014 included in the Updated Management Projections. In calculating this range of implied enterprise values, Greenhill converted Trayport's EBITDA for 2014 included in the Updated Management Projections from pounds sterling into U.S. dollars at an exchange ratio of 1.5215 as of January 16, 2015. Greenhill then used this range of implied enterprise values, and subtracted GFI's net debt amount as disclosed in public filings (calculated as $10 million of short-term borrowings, plus $240 million of long-term borrowings, less $166 million of cash and cash equivalents) and the liability of RSUs (calculated as 13.8 million RSUs, the number of RSUs GFI management estimated would be outstanding as of January 31, 2015, multiplied by the per share price of GFI Common Stock implied by the analysis), to calculate implied equity value, which was divided by the basic number of shares of GFI Common Stock that GFI management estimated would be outstanding as of January 31, 2015 to calculate a range of implied per share prices for GFI Common Stock. For purposes of this analysis, Greenhill utilized the amount of cash and cash equivalents reflected in GFI's publicly available financial statements (and not the excess cash amount utilized in the sum of the parts, discounted cash flow and precedent transactions analyses) for comparability purposes because the comparable company trading valuation analysis was based on publicly available information and GFI's excess cash amount was not publicly available.

        The following table reflects the reference range of multiples and implied valuations calculated by Greenhill in performing this analysis:

		Multiple			Value
	2014E EBITDA
($ in millions, except per share values)		Low		High	Low		High
	$88.0	7.0x	—	8.5x	$616.1	—	$748.1

Implied Enterprise Value					$616.1	—	$748.1
Less: Net Debt					(84.2)	—	(84.2)
Less: RSU Liability					(51.7)	—	(64.6)

Implied Equity Value					$480.2	—	$599.4
Basic Shares Outstanding					127.8	—	127.8
Implied Share Price					$3.76	—	$4.69

        This analysis resulted in a range of implied per share prices for GFI Common Stock of $3.76 to $4.69. Greenhill compared this range to (i) GFI's closing stock price on July 29, 2014, the day before the announcement of the original GFI Merger Agreement, of $3.11 per share, (ii) GFI's closing stock price on January 16, 2015 of $5.60 per share, (iii) the $4.55 per share value of the Merger Consideration provided for in the original GFI Merger Agreement, (iv) the $6.20 per share value of the consideration to be received in the tender offer contemplated by the January 20 BGC Tender Offer Agreement and (v) the $5.85 per share value of the Merger Consideration to be received in the GFI Merger. Greenhill noted, for illustrative purposes only and not as part of its fairness determination, that the range of implied per share prices for GFI Common Stock resulting from this analysis would increase to $4.50 to $5.59 per share if $15 million of cost savings reflected in the final Credit Case Projections were included in the projected EBITDA for 2014 for the IDB Business.

Discounted Cash Flow Analysis

        In performing its valuation analyses, Greenhill observed, upon consultation with GFI's management, that there are a number of characteristics that made it difficult for management to produce financial projections that have a high degree of reliability and accuracy for the IDB Business. Among other things, as confirmed through discussions with GFI's management, revenues of the IDB Business are in large part tied to trading volumes in the markets for various asset classes which are inherently difficult to forecast due to the impact of various exogenous factors, such as market sentiment, volatility, performance of market players and regulatory changes, on trading volumes. Recent regulatory changes have introduced additional uncertainty into the current operating environment for institutional broker-dealers. Greenhill also noted that budgets prepared by management over the past several years for the IDB Business differed meaningfully from actual performance of the business. In light of the above, Greenhill viewed the discounted cash flow analysis for the IDB Business as relatively less meaningful than the other valuation methodologies.

        Greenhill performed a discounted cash flow analysis of GFI that was comprised of separate calculations for the IDB Business and for GFI's Technology Businesses. With respect to the IDB Business, Greenhill performed two discounted cash flow analyses, one using the Updated Management Projections and another using the final Credit Case Projections.

        IDB Standalone Scenario.    Greenhill performed a discounted cash flow analysis of the IDB Business using the Updated Management Projections for the calendar years 2015 through 2018. Greenhill calculated a range of implied present values of the unlevered, after-tax free cash flows that the IDB Business was projected to generate under the Updated Management Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 10.5% to 11.5%, reflecting an estimate of the IDB Business's weighted average cost of capital, which is referred to as WACC in this supplement. Greenhill calculated the WACC based on assumptions regarding the equity risk premium, levered beta, risk free rate, capital structure, cost of debt, tax rate and size-based risk premium. Greenhill also calculated a range of terminal values for the IDB Business using terminal multiples ranging from 5.0x to 6.0x of estimated EBITDA for the IDB Business for calendar year 2018 from the Updated Management Projections. The amortization, over the forecast period, of the RSU liability included in the Updated Management Projections have been incorporated into Greenhill's DCF analysis, in both the IDB Standalone and IDB Credit Scenarios (described below). The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 10.5% to 11.5%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values, net of the RSU liability, for the IDB Business of $282 million to $330 million.

        IDB Credit Scenario.    Greenhill also performed a discounted cash flow analysis of the IDB Business using the final Credit Case Projections for the calendar years 2015 through 2018. Greenhill calculated a range of implied present values of the unlevered, after-tax free cash flows that the IDB Business was projected to generate under the final Credit Case Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 10.5% to 11.5%, reflecting an estimate of the IDB Business's WACC. Greenhill calculated the WACC in the same manner, and applied the same range of terminal multiples, as it had under the IDB Standalone Scenario (described above). The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 10.5% to 11.5%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values, net of the RSU liability, for the IDB Business of $362 million to $427 million.

        Trayport and FENICS.    Greenhill performed a discounted cash flow analysis of GFI's Technology Businesses using the Updated Management Projections for calendar years 2015 through 2018. In performing this analysis, Greenhill converted GFI management's projections for Trayport included in the Updated Management Projections from pounds sterling into U.S. dollars at an exchange ratio of 1.5215 as of January 16, 2015. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Trayport and FENICS were forecasted to generate under the Updated Management Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 10.2% to 11.2%, reflecting an estimate of the WACC of GFI's Technology Businesses. Greenhill calculated the WACC in the same manner as for the IDB Standalone and IDB Credit Scenarios (described above), except that Greenhill utilized a different levered beta to reflect the different characteristics of GFI's Technology Businesses and a different tax rate to reflect the different geographic focus of GFI's Technology Businesses. Greenhill also calculated a range of terminal values for GFI's Technology Businesses using terminal multiples ranging from 8.5x to 9.5x of estimated EBITDA for GFI's Technology Businesses for calendar year 2018 under the Updated Management Projections. The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 10.2% to 11.2%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values for GFI's Technology Businesses of $583 million to $655 million.

        Implied Share Prices.    Greenhill then added the ranges of implied enterprise values resulting from these discounted cash flow analyses to produce a range of implied enterprise values for GFI, subtracted the aggregate amount of GFI's net debt and the make whole payment to produce a range of implied equity values for GFI, and then divided the range of implied equity values by the number of basic outstanding shares of GFI Common Stock that GFI management estimated would be outstanding as of January 31, 2015 to produce ranges of implied per share prices of GFI Common Stock. In performing this analysis, Greenhill assumed that the amount of GFI's excess cash, for purposes of calculating net debt, was $35.3 million based upon discussions with, and information provided by, GFI's management and the amount negotiated by the parties to, and set forth in, the GFI Merger Agreement. Based upon this information, Greenhill understood that this amount reflected GFI's excess cash after giving effect to regulatory and other constraints.

        The range of implied per share prices of GFI Common Stock resulting from the discounted cash flow analysis that utilized the Updated Management Projections for the IDB Business and the Updated Management Projections for GFI's Technology Businesses was $4.90 to $5.84 per share. The range of the implied per share prices of GFI Common Stock resulting from the discounted cash flow analysis that utilized the final Credit Case Projections for the IDB Business and the Updated Management Projections for GFI's Technology Businesses was $5.52 to $6.60 per share. Greenhill compared these ranges to (i) GFI's closing stock price on July 29, 2014, the day before the announcement of the original GFI Merger Agreement, of $3.11 per share, (ii) GFI's closing stock price on January 16, 2015 of $5.60 per share, (iii) the $4.55 per share value of the Merger Consideration provided for in the original GFI Merger Agreement, (iv) the $6.20 per share value of the consideration to be received in the tender offer contemplated by the January 20 BGC Tender Offer Agreement and (v) the $5.85 per share value of the Merger Consideration to be received in the GFI Merger.

        In performing its discounted cash flow analysis that utilized the Updated Management Projections for the IDB Business and the Updated Management Projections for GFI's Technology Businesses, Greenhill subtracted an after-tax make-whole payment of approximately $34.1 million in deriving the range of implied equity values for GFI based on Greenhill's expectation that any change of control transaction for GFI would likely trigger the make-whole payment. Excluding this make whole payment in this analysis would result in a range of implied per shares prices of GFI common stock of $5.17 to $6.10, based on basic shares outstanding.

Precedent Transaction Analysis

        Greenhill performed an analysis of selected change of control transactions in the trading and market technology and institutional broker sectors since January 1, 2003 that Greenhill, based on its judgment and experience, deemed appropriate for purposes of this analysis, including the similarity of the target to GFI in one or more respects, such as the nature of their business, size, diversification, financial performance and geographic concentration. This analysis was based on publicly available information and third party databases.

        None of these transactions or associated companies is identical to the GFI Merger or GFI. Accordingly, Greenhill's analysis of the precedent transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved, the terms of the transactions and other factors that would necessarily affect the implied value of GFI versus the values of the companies in the precedent transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to GFI and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

        Selected Trading and Market Technology Transactions.    The following table identifies the eight technology company transactions reviewed by Greenhill in this analysis:

Announced Date	Target	Acquiror
April 2013	eSpeed	NASDAQ OMX
July 2012	FX Alliance	Thomson Reuters
December 2011	ORC Group	Nordic Capital
April 2011	TradeStation	Monex
May 2010	Interactive Data	Silver Lake, Warburg Pincus
August 2009	NYFIX	NYSE Euronext
August 2008	GL Trade	SunGard
June 2008	Creditex	IntercontinentalExchange

        Using publicly available information for these transactions, Greenhill reviewed the consideration paid in each transaction and analyzed the enterprise value implied by such consideration as a multiple of the target company's (i) LTM revenue and (ii) LTM EBITDA. Greenhill also reviewed the ratio of the consideration paid in each transaction to the target company's LTM earnings. The following table summarizes the median and mean multiples for the precedent technology company transactions reviewed by Greenhill:

Valuation Multiple	Median	Mean
Enterprise Value to LTM Revenue	2.8x	3.4x
Enterprise Value to LTM EBITDA	11.1x	12.2x
Price to LTM Earnings	25.6x	26.6x

        Based upon Greenhill's judgment and experience, Greenhill selected a reference range of 11.0x to 13.0x LTM EBITDA, and applied it to GFI's estimated EBITDA for GFI's Technology Businesses for calendar year 2014 in order to calculate a range of implied enterprise values for GFI's Technology Businesses of $572.6 million to $676.8 million.

        Institutional Broker Company Transactions.    The following table identifies the five institutional broker transactions reviewed by Greenhill in this analysis:

Announced Date	Target	Acquiror
May 2014	PVM Oil Associates	Tullett Prebon
December 2012	Knight Capital	GETCO Holding
February 2011	LaBranche	Cowen
April 2005	Maxcor Financial Group	BGC Partners
January 2003	BrokerTec Global	ICAP

        Using publicly available information for these transactions, Greenhill reviewed the consideration paid in each transaction and analyzed the enterprise value implied by such consideration as a multiple of the target company's LTM revenue. Greenhill also reviewed the ratio of the consideration paid in each transaction to (i) the tangible book value, which is referred to as TBV in this supplement, of the target company as of the end of the last fiscal quarter ended before the announcement of the transaction and (ii) the LTM earnings of the target company. The following table summarizes the median and mean multiples for the precedent institutional broker transactions reviewed by Greenhill:

Valuation Multiple	Median	Mean
Enterprise Value to LTM Revenue	1.9x	1.7x
Price to TBV	1.44x	1.39x
Price to LTM Earnings	19.4x	19.3x

        In evaluating precedent transactions for institutional brokers, Greenhill considered that of the three valuation multiple approaches highlighted above, institutional brokers are most commonly evaluated on Price to Earnings and Price to TBV bases. Since the IDB Business is currently marginally profitable, Greenhill concluded that the Price to Earnings multiple does not yield a meaningful result and, as a consequence, Greenhill focused on the Price to TBV multiple. Based upon Greenhill's judgment and experience, Greenhill selected a reference range of 0.9x to 1.8x TBV, and applied it to the tangible book value of the IDB Business being sold to IDB Buyer as of September 30, 2014 as estimated by GFI management in order to calculate a range of implied enterprise values, gross of the RSU liability (calculated as 13.8 million RSUs, the number of RSUs GFI management estimated would be outstanding as of January 31, 2015, multiplied by the per share price of GFI Common Stock implied by the analysis), for the IDB Business of $193.5 million to $387.0 million.

        Implied Share Prices.    Greenhill then added the ranges of implied enterprise values for GFI's Technology Businesses and the IDB Business described above, subtracted net debt (calculated as $240 million of long-term borrowings plus the after-tax make whole payment on GFI's debt of $34.1 million, less excess cash of $35 million as contemplated by the GFI Merger Agreement, assuming that the GFI Merger will close on January 31, 2015) and subtracted liability of RSUs (calculated as 13.8 million RSUs, the number of RSUs GFI management estimated would be outstanding as of January 31, 2015, multiplied by the implied share price resulting from the precedent transactions analysis) in order to calculate a range of implied equity values for GFI of $476.1 million to $744.7 million. Greenhill then divided this range of implied equity values by the basic number of shares of GFI Common Stock that GFI management estimated would be outstanding as of January 31, 2015 to calculate a range of implied per share prices for GFI's Common Stock of between $3.73 and $5.83. Greenhill compared this range of implied per share prices to (i) GFI's closing stock price on July 29,

2014, the day before the announcement of the original GFI Merger Agreement, of $3.11 per share, (ii) GFI's closing stock price on January 16, 2015 of $5.60 per share, (iii) the $4.55 per share value of the Merger Consideration provided for in the original GFI Merger Agreement, (iv) the $6.20 per share value of the consideration to be received in the tender offer contemplated by the January 20 BGC Tender Offer Agreement and (v) the $5.85 per share value of the Merger Consideration to be received in the GFI Merger.

        In performing this analysis, Greenhill assumed that the amount of GFI's excess cash, for purposes of calculating net debt, was $35.3 million based upon discussions with, and information provided by, GFI's management and the amount negotiated by the parties to, and set forth in, the GFI Merger Agreement. Based upon this information, Greenhill understood that this amount reflected GFI's excess cash after giving effect to regulatory and other constraints.

Premiums Paid Analysis

        Greenhill performed an analysis of the premiums paid in the 446 change of control transactions, which are referred to as Premiums Paid Transactions in this supplement, announced during the last five years involving U.S. targets with a transaction value between $250 million and $1 billion.

        Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in the acquisition transactions. None of the target companies in these transactions is identical to GFI and, accordingly, Greenhill's analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the premiums paid.

        Using publicly available information, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the Premiums Paid Transactions and analyzed the premium in each such transaction over the closing price of the target on the last trading day prior to announcement, the last trading day one week prior to announcement and the last trading day one month prior to announcement.

        With respect to the 67 Premiums Paid Transactions that involved the acquisition of a financial services company, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 16.5%, the average premium over the closing price of the target one week prior to the announcement was 14.3% and the average premium over the closing price of the target one month prior to the announcement was 17.4%.

        With respect to the 96 Premiums Paid Transactions that involved the acquisition of a technology company, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 26.4%, the average premium over the closing price of the target one week prior to the announcement was 25.2% and the average premium over the closing price of the target one month prior to the announcement was 24.5%.

        With respect to the aggregate of 446 of the Premiums Paid Transactions, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 20.1%, the average premium over the closing price of the target one week prior to the announcement was 18.9% and the average premium over the closing price of the target one month prior to the announcement was 22.8%.

        Greenhill applied the average premiums reflected above to GFI's closing stock price on July 29, 2014, July 23, 2014 and June 30, 2014, as applicable, which resulted in a range of implied share prices of from $3.50 to $4.13. Greenhill compared this range to GFI's closing stock price on January 16, 2015 of $5.60 per share and to the $5.85 per share value of the Merger Consideration to be received in the GFI Merger.

Equity Research Analyst Price Targets

        Greenhill reviewed the two public market trading price targets for GFI Common Stock prepared and published by equity research analysts and available on January 20, 2015. These targets reflect each analyst's estimate of the future public market trading price of GFI Common Stock at the time the price target was published. Both equity analyst price targets for GFI Common Stock were $5.25. Greenhill compared this value to (i) GFI's closing stock price on July 29, 2014, the day before the announcement of the original GFI Merger Agreement, of $3.11 per share, (ii) GFI's closing stock price on January 16, 2015 of $5.60 per share, (iii) the $4.55 per share value of the Merger Consideration to be received under the original GFI Merger Agreement, (iv) the $6.20 per share value of the consideration to be received in the tender offer contemplated by the January 20 BGC Tender Offer Agreement and (v) the $5.85 per share value of the Merger Consideration to be received in the GFI Merger.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of GFI Common Stock and these estimates are subject to uncertainties, including the future financial performance of GFI and future financial market conditions.

General

        The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the GFI Merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of GFI Common Stock (other than the JPI Holders) in the GFI Merger to such holders. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis other than with regard to the discounted cash flow analysis as noted above, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which GFI might actually be sold.

        The Special Committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill's opinion was one of the many factors considered by the Special Committee in the evaluation of the GFI Merger and should not be viewed as determinative of the views of the Special Committee with respect to the GFI Merger.

Update to Certain Forecasts

        The chart entitled "Management Projections of Trayport and FENICS" on page 106 of the proxy statement/prospectus is amended and supplemented by adding the following:

	2015E	2016E	2017E	2018E
Operating Income (already disclosed)	$49.7	$59.0	$66.0	$72.1
Tax Affected Operating Income(2)	37.3	44.3	49.5	54.1
Depreciation and amortization	6.3	6.6	6.6	6.6
Capital Expenditures	6.3	6.5	6.5	6.5
(Increase) decrease in Net Working Capital	(0.9)	(0.9)	(0.8)	(0.7)

(2)
The calculation of unlevered after-tax free cash flows (defined as Tax Affected Operating Income, plus depreciation and amortization, less capital expenditures, less (increase) or decrease in net working capital) for calendar years 2015 through 2018 calculated using the Management Projections for Trayport and FENICS and used by Greenhill, was as follows (in millions): 2015E: $37.5, 2016E: $44.8, 2017E: $50.3, 2018E: $55.2.

        The chart entitled "Updated Management Projections—IDB Business" on page 107 of the proxy statement/prospectus is amended and supplemented by adding the following:

	2015E	2016E	2017E	2018E
Operating Income (already disclosed)	$15.1	$18.6	$28.9	$35.8
Tax Affected Operating Income(3)	9.8	12.1	18.8	23.3
Capital Expenditures	12.0	12.0	12.0	12.0
(Increase) decrease in Net Working Capital	1.2	0	(0.3)	(0.3)

(3)
The calculation of unlevered after-tax free cash flows (defined as Tax Affected Operating Income, less cash sign-on bonuses, plus amortization of sign-on bonuses, plus depreciation, less capital expenditures, less (increase) decrease in net working capital) for calendar years 2015 through 2018 calculated using the Updated Management Projections for the IDB Business, and used by Greenhill was as follows (in millions): 2015E: $30.1; 2016E: $25.5; 2017E: $28.6; 2018E: $33.1.

        The chart entitled "Final Credit Case Projections—IDB Business" on page 107 of the proxy statement/prospectus is amended and supplemented by adding the following:

	2015E	2016E	2017E	2018E
Operating Income (already disclosed)	$45.9	$36.2	$53.0	$62.3
Tax Affected Operating Income(4)	25.2	19.9	29.1	34.3
Capital Expenditures	12.0	12.0	12.0	12.0
(Increase) decrease in Net Working Capital	1.2	0	(0.3)	(0.3)

(4)
The calculation of unlevered after-tax free cash flows (defined as Tax Affected Operating Income, less cash sign-on bonuses, plus amortization of sign-on bonuses, plus depreciation, less capital expenditures, less (increase) decrease in net working capital) for calendar years 2015 through 2018 calculated using the Final Credit Case Projections for the IDB Business, and used by Greenhill was as follows (in millions): 2015E: $27.5; 2016E: $23.6; 2017E: $35.1; 2018E: $40.3.

Update to the GFI Merger—Update to Ownership of CME Following the GFI Merger

        Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed and assuming the entire available cash consideration amount of $116.8 million is paid as part of the aggregate Merger Consideration, CME expects to issue approximately 6.9 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the cash, stock and no election amounts, the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed and assuming the entire available cash consideration amount of $116.8 million is paid as part of the aggregate Merger Consideration, it is expected that, immediately after completion of the GFI Merger, former GFI Stockholders (including stockholders of JPI) will own approximately 2.04% of the outstanding shares of CME Class A Common Stock.

Update to Interests of GFI Directors and Executive Officers in the GFI Merger

        GFI is party to employment agreements with Messrs. Heffron, Peers and Levi pursuant to which the executive will be entitled to certain severance benefits upon a qualifying termination of employment following the closing of the GFI Merger (a termination without cause by the employer or for good reason by the executive, as those terms are defined in the respective agreements). Included in such benefits are 856,104 RSUs and 379,058 RSUs held by Messrs. Heffron and Levi, respectively, that are currently unvested and that would vest upon a qualifying termination of employment. Based on the revised value of the merger consideration as a result of Amendment No. 3 to the GFI Merger Agreement payable in cash, the value of such RSUs would be $5,008,208 and $2,217,489, respectively. Each of the agreements will be assumed by IDB Buyer as of the Effective Time, and any benefits under those agreements would be payable by IDB Buyer in respect of a termination from employment with IDB Buyer or its affiliates.

Update to Quantification of Payments and Benefits to GFI's Named Executive Officers

        The following disclosure sets forth updated amounts that those individuals who were listed in the "Summary Compensation Table" that was incorporated into GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, or GFI's "named executive officers," may become entitled to pursuant to the terms of their employment arrangements. These arrangements will be assumed by IDB Buyer in connection with the GFI Merger and such amounts will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

        These amounts have been calculated assuming the GFI Merger was consummated on December 2, 2014, and assuming each named executive officer experiences a qualifying termination of employment as of that date (in the case of Mr. Peers, a termination for good reason). All of the amounts shown would be payable by IDB Buyer and only upon such a qualifying termination of employment. Calculations of cash severance are based on the named executive officer's current base salary. See the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page 108 of the proxy statement/prospectus and the section entitled "The GFI Merger—Update to Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page 42 of the supplement for further information about the compensation disclosed in the table below. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in the proxy statement/prospectus and this supplement. Some of the assumptions are based on information not currently available and as a result the actual amounts, if any, received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement	Other	Total(5)
	Dollar ($)
Michael Gooch	—	—	—	—	—	—	—
Colin Heffron	$4,856,024	$5,008,208	—	$40,881	—	—	$9,905,113
James Peers	$1,031,208	—	—	$10,220	—	—	$1,087,276
Ronald Levi	—	—	—	—	—	—	—
J. Christopher Giancarlo(4)	—	—	—	—	—	—	—

(1)
Represents the value of lump-sum severance payments (payable, in the case of Mr. Heffron, if he terminates within one year following the GFI Merger and, in the case of Mr. Peers, within six months following the GFI Merger). The amounts shown for Messrs. Heffron and Peers include amounts that would be payable upon a termination of employment without regard to the GFI Merger, and Mr. Levi is entitled to cash severance that is not enhanced by reason of the GFI Merger, all as more fully described in the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page 108 of the proxy statement/prospectus. The severance payments are subject to compliance with certain noncompetition and nonsolicitation covenants and a release of claims.

(2)
Represents the value of RSUs whose vesting would be accelerated upon termination of employment based on the value of the Merger Consideration payable in cash. As discussed elsewhere in the proxy statement/prospectus and this supplement, in connection with the GFI Merger, the RSUs held by each named executive officer will be assumed by IDB Buyer and converted into a deferred cash and restricted equity obligation of IDB Buyer.

(3)
Represents the value of continued medical insurance coverage costs payable upon a qualifying termination of employment determined based on the cost of such benefits during 2014. The continuation period is two years for Mr. Heffron and six months for Mr. Peers.

(4)
Mr. Giancarlo's employment with GFI terminated in June 2014. He is not entitled to any compensation or benefits that are based on or otherwise relates to the GFI Merger.

(5)
The amounts disclosed above are payable pursuant to arrangements that will be assumed by IDB Buyer in connection with the GFI Merger. Accordingly, any amounts disclosed above will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

Update to Litigation Related to the GFI Merger

        On December 29, 2014, Plaintiffs in the Consolidated Delaware Action filed a Motion for a Preliminary Injunction, and a brief in support thereof, seeking to enjoin enforcement of Article V of the GFI Support Agreement and preliminarily enjoin the stockholder vote on the GFI Merger until (i) certain additional disclosures are made and (ii) GFI stockholders are provided the opportunity to vote on the GFI Merger, the JPI Merger and the IDB Transaction.

        On January 8, 2015, the parties agreed to move the preliminary injunction hearing from January 16, 2015 to January 20, 2015. On January 13, 2015, the Defendants filed Briefs in Opposition to Plaintiffs' Motion for a Preliminary Injunction. On January 15, 2015, the preliminary injunction hearing (scheduled for January 20) was taken off the court's calendar. No new date has been set for that hearing.

        In the New York Szarek action, the Court scheduled an initial pretrial conference for December 16, 2014, which the Court adjourned upon application of the parties until March 12, 2015.

 UPDATE TO IDB PURCHASE AGREEMENT

        The following information supplements and, where applicable, replaces the information under the heading "IDB Purchase Agreement" beginning on page 147 of the proxy statement/prospectus, and highlights information contained elsewhere in this supplement. This section may not contain all the information that is important to you with respect to the IDB Purchase Agreement and the other matters being considered at the Special Meeting. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached Annexes and the other documents incorporated by reference herein. See also the section entitled "Where You Can Find More Information beginning on page 45 of this supplement.

Update to Estimated Available Cash Allocation

        The proxy statement/prospectus is amended and supplemented by adding the following paragraph immediately after the first full paragraph on page 148 of the proxy statement/prospectus:

        Immediately following IDB Buyer's acquisition of the IDB Business pursuant to the IDB Purchase Agreement, the IDB Business expects to have approximately $250 million in cash, of which $200 million relates to regulatory and cash clearing requirements and $50 million relates to working capital.

WHERE YOU CAN FIND MORE INFORMATION

        GFI and CME file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents GFI and CME file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of GFI and CME also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents GFI files with the SEC by going to GFI's website at http://www.gfigroup.com. You may obtain free copies of the documents CME files with the SEC, including this supplement and the registration statement on Form S-4 by going to CME's website at http://www.cmegroup.com. The website addresses of GFI and CME are provided as inactive textual references only. The information provided on the websites of GFI and CME, other than copies of the documents listed below that have been filed with the SEC, is not part of this supplement and, therefore, is not incorporated herein by reference.

        CME has filed a Registration Statement on Form S-4, File No. 333-199429, with the SEC and declared effective by the SEC on December 24, 2014, and mailed to stockholders of GFI Group Inc. on or about December 24, 2014, to register with the SEC the shares of CME Class A Common Stock to be issued to GFI Stockholders pursuant to the GFI Merger. This supplement forms a part of that Registration Statement and constitutes a supplement to the prospectus of CME contained therein, in addition to being a supplement to the proxy statement of GFI for the Special Meeting. The proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus contain additional relevant information about CME and GFI. As allowed by SEC rules, this supplement does not contain all the information CME Stockholders and GFI Stockholders can find in the proxy statement/prospectus.

        Statements contained in this supplement or the proxy statement/prospectus, or in any document incorporated by reference into this supplement or the proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows GFI and CME to "incorporate by reference" into this supplement documents GFI and CME file with the SEC. This means that GFI and CME can disclose important information to you by referring you to those documents. The information incorporated by reference into this supplement is considered to be a part of this supplement, and later information that GFI and CME file with the SEC will update and supersede that information. GFI and CME incorporate by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Special Meeting.

        GFI:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on March 13, 2014) as amended by the amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 (filed with the SEC on December 5, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the SEC on May 12, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (filed with the SEC on August 11, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (filed with the SEC on November 10, 2014);

  •
  Current Reports on Form 8-K filed with the SEC on June 9, 2014, July 25, 2014, July 30, 2014, July 31, 2014, August 1, 2014, September 15, 2014, October 22, 2014, November 4, 2014,

    December 3, 2014, January 5, 2015, January 15, 2015, January 16, 2015, January 20, 2015 and January 23, 2015; and

  •
  Definitive Proxy Statement for GFI's 2014 Annual Meeting filed with the SEC on April 22, 2014.

        Any person may request copies of this supplement or the proxy statement/prospectus and any of the documents incorporated by reference into this supplement or the proxy statement/prospectus or other information concerning GFI, without charge, by written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992; or MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885, or from the SEC through the SEC website at the address provided above.

        CME:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on March 3, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the SEC on May 7, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (filed with the SEC on August 4, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (filed with the SEC on November 3, 2014);

  •
  Current Reports on Form 8-K filed with the SEC on February 11, 2014, May 15, 2014, May 21, 2014, May 28, 2014, July 30, 2014, August 27, 2014, September 15, 2014, October 3, 2014, November 13, 2014, December 3, 2014, December 11, 2014, January 6, 2015, January 15, 2015 and January 20, 2015;

  •
  Definitive Proxy Statement for CME's 2014 Annual Meeting filed with the SEC on April 3, 2014; and

  •
  the description of CME Class A Common Stock contained in the Registration Statement on Form S-1 filed with the SEC on June 10, 2002, and any subsequently filed amendments and reports updating such description.

        You may request a copy of this supplement or the proxy statement/prospectus and any of the documents incorporated by reference into this supplement or the proxy statement/prospectus or other information concerning CME, without charge, by written request to CME, Attention: General Counsel, CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, or by telephone request at (312) 930-1000, or from the SEC through the SEC website at the address provided above.

        Notwithstanding the foregoing, information furnished by GFI or CME on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

        THIS SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS SUPPLEMENT AND THE PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF GFI COMMON STOCK AT THE SPECIAL MEETING. GFI HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS

DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT OR THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT IS DATED JANUARY 23, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO GFI STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A-1

Execution Version

AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER

        This Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015 (this "Amendment"), is made and entered into among GFI Group Inc., a Delaware corporation ("GFI"), CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.

RECITALS

        WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 (the "GFI Merger Agreement");

        WHEREAS, pursuant to Section 9.8 of the GFI Merger Agreement, the GFI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), by an instrument in writing signed on behalf of each of the Parties; and

        WHEREAS, the Parties desire to amend the GFI Merger Agreement and address certain matters as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the GFI Merger Agreement.

        2.    Amendments to GFI Merger Agreement.    The GFI Merger Agreement is hereby amended as follows:

          2.1.    Section 1.1.    Section 1.1 of the GFI Merger Agreement is hereby amended by amending and restating the following defined terms as follows:

          "Available Cash Consideration" means $116,833,200.

          "Per Share Cash Consideration" means $5.60.

          2.2.    Section 1.7.    The last sentence of Section 1.7(b) of the GFI Merger Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 15, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).

          2.3.    Section 8.3(a).    Section 8.3(a) of the GFI Merger Agreement is hereby amended by replacing "$23,426,111" with "$24,728,099".

          2.4.    Section 8.3(b).    Section 8.3(b) of the GFI Merger Agreement is hereby amended by replacing "$6,693,175" with "7,065,171".

        3.    Full Force and Effect.    Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the GFI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the GFI Merger Agreement, the terms "this Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the GFI Merger Agreement as amended by this Amendment.

        4.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

        5.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

*****

A-2

        IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
CME GROUP INC.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Chief Financial Officer
COMMODORE ACQUISITION CORP.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
COMMODORE ACQUISITION LLC
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer

[Amendment No. 2 to Agreement and Plan of Merger]

Annex A-2

Execution Version

AMENDMENT NO. 3
TO
AGREEMENT AND PLAN OF MERGER

        This Amendment No. 3 to Agreement and Plan of Merger, dated as of January 22, 2015 (this "Amendment"), is made and entered into among GFI Group Inc., a Delaware corporation ("GFI"), CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.

RECITALS

        WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 and January 15, 2015 (the "GFI Merger Agreement");

        WHEREAS, pursuant to Section 9.8 of the GFI Merger Agreement, the GFI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), by an instrument in writing signed on behalf of each of the Parties; and

        WHEREAS, the Parties desire to amend the GFI Merger Agreement and address certain matters as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the GFI Merger Agreement.

        2.    Amendments to GFI Merger Agreement.    The GFI Merger Agreement is hereby amended as follows:

          2.1.    Section 1.1.    Section 1.1 of the GFI Merger Agreement is hereby amended by amending and restating the following defined terms as follows:

          "Per Share Cash Consideration" means $5.85.

          2.2.    Section 1.7.    The last sentence of Section 1.7(b) of the GFI Merger Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 22, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).

        3.    Full Force and Effect.    Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the GFI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the GFI Merger Agreement, the terms "this Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the GFI Merger Agreement as amended by this Amendment.

        4.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

        5.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

A-2-2

        IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
CME GROUP INC.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Chief Financial Officer
COMMODORE ACQUISITION CORP.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
COMMODORE ACQUISITION LLC
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer

[Amendment No. 3 to Agreement and Plan of Merger]

A-2-

Annex B-1

Execution Version

AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER

        This Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015 (this "Amendment"), is made and entered into among CME Group Inc., a Delaware corporation ("CME"), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and the other individuals signatory hereto, which are stockholders of JPI and New JPI (the "Signing Stockholders"). CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.

RECITALS

        WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 (the "JPI Merger Agreement");

        WHEREAS, the GFI Merger Agreement has been amended as of the date hereof to, inter alia, increase the Per Share Cash Consideration amount thereunder from $5.25 to $5.60, which has the effect of increasing the Aggregate Merger Consideration payable under the JPI Merger Agreement accordingly;

        WHEREAS, notwithstanding such amendment to the GFI Merger Agreement, the Signing Stockholders have agreed, with respect to 22,431,956 Transferred Shares indirectly held by them as set forth on Schedule A hereto (the "Reduced Value Transferred Shares"), to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

        WHEREAS, pursuant to Section 11.8 of the JPI Merger Agreement, the JPI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors, by an instrument in writing signed on behalf of each of the Parties; and

        WHEREAS, the Parties desire to amend the JPI Merger Agreement and address certain matters as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the JPI Merger Agreement.

        2.    Amendments to JPI Merger Agreement.    The JPI Merger Agreement is hereby amended as follows:

          2.1.    Section 1.1.    Section 1.1 of the JPI Merger Agreement is hereby amended by adding the following defined term:

          "Aggregate Merger Consideration" has the meaning set forth in Section 1.7(b).

          "Reduced Value Transferred Shares" has the meaning set forth in the Recitals.

          2.2.    Section 1.7.    Section 1.7(b) of the JPI Merger Agreement is hereby amended and restated in its entirety as follows:

          Section 1.7 Effect on Capital Stock.

          (b)   At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive its pro rata portion based on the total number of shares of New JPI Common Stock outstanding on a fully-diluted basis immediately prior to the Effective Time following the consummation of the F-Reorganization (subject to adjustment to account for the Reduced Value Transferred Shares) (the "Merger Consideration") of the following aggregate consideration (the "Aggregate Merger Consideration"):

              (i)  Subject to adjustment in accordance with this Section 1.7(b), the number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement as Stock Election Shares; provided that with respect to the Reduced Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

             (ii)  Notwithstanding the foregoing, if the Elected Cash Consideration under the GFI Merger Agreement is less than the Available Cash Consideration under the GFI Merger Agreement (the difference being the "GFI Merger Remaining Cash"), then the Aggregate Merger Consideration shall be as follows:

              (1)   the amount of cash (without interest) that would be payable with respect to the Transferred Shares if such shares were converted into the Per Share Cash Consideration provided for in the GFI Merger Agreement (provided that with respect to the Reduced Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25) up to an aggregate amount not to exceed the GFI Merger Remaining Cash (such Transferred Shares deemed so treated, the "Cash Transferred Shares" and the Transferred Shares minus the Cash Transferred Shares, the "Stock Transferred Shares"); provided that in no event will the cash Aggregate Merger Consideration payable pursuant to this Section 1.7(b)(ii)(1) exceed 16.5% of the Aggregate Merger Consideration payable hereunder; and

              (2)   the number of shares of CME Class A Common Stock that would be payable with respect to the Stock Transferred Shares if such shares were converted into the Per Share Stock Consideration provided for in the GFI Merger Agreement; provided that with respect to the Reduced Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 15, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, in no event will the Aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with

B-1-2

respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement; provided that with respect to the Reduced Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25. Notwithstanding anything to the contrary herein, the Aggregate Merger Consideration shall not be payable hereunder until after consummation of the initial GFI Merger.

With respect to the payment of the Merger Consideration hereunder, CME's sole obligation under this Agreement is to pay the Aggregate Merger Consideration to the Exchange Agent in accordance with the provisions of Section 2.1 (Surrender and Payment). None of CME, the Surviving Corporation, the Surviving Company or any of their respective affiliates shall have any liabilities or obligations with respect to the actual per share amount of the Merger Consideration paid to any Person entitled to receive the Merger Consideration, which subject to the terms of this Agreement, shall be determined solely by written instructions delivered by JPI to the Exchange Agent.

        3.    Reduced Value Transferred Shares.    The Signing Stockholders hereby agree, with respect to the Reduced Value Transferred Shares, to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

        4.    Full Force and Effect.    Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the JPI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the JPI Merger Agreement, the terms "this Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the JPI Merger Agreement as amended by this Amendment.

        5.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

        6.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

*****

B-1-3

        IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Chief Financial Officer
CHEETAH ACQUISITION CORP.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
CHEETAH ACQUISITION LLC
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
JERSEY PARTNERS INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
NEW JPI INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
By:	/s/ MICHAEL GOOCH Name: Michael Gooch
By:	/s/ NICK BROWN Name: Nick Brown
By:	/s/ COLIN HEFFRON Name: Colin Heffron

[Amendment No. 2 to Agreement and Plan of Merger]

Execution Version

Annex B-2

AMENDMENT NO. 3
TO
AGREEMENT AND PLAN OF MERGER

        This Amendment No. 3 to Agreement and Plan of Merger, dated as of January 22, 2015 (this "Amendment"), is made and entered into among CME Group Inc., a Delaware corporation ("CME"), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), Michael Gooch, Colin Heffron and Nick Brown (the "Signing Stockholders") and, solely for purposes of Sections 3 and 4 of this Amendment, Diane Gooch, the Michael P. Gooch Trust, the Christopher Gooch Trust and the Stefan Gooch Trust (the "Additional Signing Stockholders"), each of whom are stockholders of JPI and New JPI. CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder and Additional Signing Stockholder are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.

RECITALS

        WHEREAS, the Parties entered into an Agreement and Plan of Merger , dated as of July 30, 2014 and amended as of December 2, 2014 and January 15, 2015 (the "JPI Merger Agreement");

        WHEREAS, the GFI Merger Agreement, as amended through the date hereof, provides for a Per Share Cash Consideration amount of $5.85, which affects the Merger Consideration payable under the JPI Merger Agreement accordingly;

        WHEREAS, notwithstanding such amount provided for in the GFI Merger Agreement, the Signing Stockholders and certain other stockholders of JPI and New JPI party to this Amendment (collectively, the "$4.4380 Value Transferred Shares Stockholders") have agreed, with respect to 23,934,569.26 Transferred Shares indirectly held by such stockholders as set forth on Schedule A hereto (the "$4.4380 Value Transferred Shares"), to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380.

        WHEREAS, notwithstanding such amount provided for in the GFI Merger Agreement, a certain stockholder of JPI and New JPI party to this Amendment (the "$5.4571 Value Transferred Shares Stockholder") has agreed, with respect to 15,270,209.39 Transferred Shares indirectly held by such stockholder as set forth on Schedule A hereto (the "$5.4571 Value Transferred Shares"), to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571.

        WHEREAS, pursuant to Section 11.8 of the JPI Merger Agreement, the JPI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors, by an instrument in writing signed on behalf of each of the Parties; and

        WHEREAS, the Parties desire to amend the JPI Merger Agreement and address certain matters as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the JPI Merger Agreement.

        2.    Amendments to JPI Merger Agreement.    The JPI Merger Agreement is hereby amended as follows:

          2.1.    Section 1.1.    Section 1.1 of the JPI Merger Agreement is hereby amended by adding the following defined term:

          "$4.4380 Value Transferred Shares" has the meaning set forth in the Recitals.

          "$5.4571 Value Transferred Shares" has the meaning set forth in the Recitals.

          "Aggregate Merger Consideration" has the meaning set forth in Section 1.7(b).

          2.2.    Section 1.7.    Section 1.7(b) of the JPI Merger Agreement is hereby amended and restated in its entirety as follows:

          Section 1.7    Effect on Capital Stock.

            (b)   At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive its pro rata portion based on the total number of shares of New JPI Common Stock outstanding on a fully-diluted basis immediately prior to the Effective Time following the consummation of the F-Reorganization (subject to adjustment to account for the $4.4380 Value Transferred Shares and the $5.4571 Value Transferred Shares) (the "Merger Consideration") of the following aggregate consideration (the "Aggregate Merger Consideration"):

              (i)    Subject to adjustment in accordance with this Section 1.7(b), the number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement as Stock Election Shares; provided that with respect to (i) the $4.4380 Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380 and (ii) the $5.4571 Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571.

              (ii)   Notwithstanding the foregoing, if the Elected Cash Consideration under the GFI Merger Agreement is less than the Available Cash Consideration under the GFI Merger Agreement (the difference being the "GFI Merger Remaining Cash"), then the Aggregate Merger Consideration shall be as follows:

                (1)   the amount of cash (without interest) that would be payable with respect to the Transferred Shares if such shares were converted into the Per Share Cash Consideration provided for in the GFI Merger Agreement (provided that with respect to (i) the $4.4380 Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380 and (ii) the $5.4571 Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571) up to an aggregate amount not to exceed the GFI Merger Remaining Cash (such Transferred Shares deemed so treated, the "Cash Transferred Shares" and the Transferred Shares minus the Cash Transferred Shares, the "Stock Transferred Shares"); provided that in no event will the cash Aggregate Merger Consideration payable pursuant to this Section 1.7(b)(ii)(1) exceed 16.5% of the Aggregate Merger Consideration payable hereunder; and

B-2-2

                (2)   the number of shares of CME Class A Common Stock that would be payable with respect to the Stock Transferred Shares if such shares were converted into the Per Share Stock Consideration provided for in the GFI Merger Agreement; provided that with respect to (i) the $4.4380 Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380 and (ii) the $5.4571 Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571.

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 22, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, in no event will the Aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement; provided that with respect to (i) the $4.4380 Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380 and (ii) the $5.4571 Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571. Notwithstanding anything to the contrary herein, the Aggregate Merger Consideration shall not be payable hereunder until after consummation of the initial GFI Merger.

        With respect to the payment of the Merger Consideration hereunder, CME's sole obligation under this Agreement is to pay the Aggregate Merger Consideration to the Exchange Agent in accordance with the provisions of Section 2.1 (Surrender and Payment). None of CME, the Surviving Corporation, the Surviving Company or any of their respective affiliates shall have any liabilities or obligations with respect to the actual per share amount of the Merger Consideration paid to any Person entitled to receive the Merger Consideration, which subject to the terms of this Agreement, shall be determined solely by written instructions delivered by JPI to the Exchange Agent.

        3.    $4.4380 Value Transferred Shares.    The $4.4380 Value Transferred Shares Stockholders hereby agree, with respect to the $4.4380 Value Transferred Shares, to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $4.4380.

        4.    $5.4571 Value Transferred Shares.    The $5.4571 Value Transferred Shares Stockholder hereby agrees, with respect to the $5.4571 Value Transferred Shares, to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.4571.

        5.    Full Force and Effect.    Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the JPI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the JPI Merger Agreement, the terms "this Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the JPI Merger Agreement as amended by this Amendment.

        6.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts

B-2-3

thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

        7.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

B-2-4

        IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI, the Signing Stockholders and the Additional Signing Stockholders have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Chief Financial Officer
CHEETAH ACQUISITION CORP.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
CHEETAH ACQUISITION LLC
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
JERSEY PARTNERS INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
NEW JPI INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
/s/ MICHAEL GOOCH Name: Michael Gooch
/s/ NICK BROWN Name: Nick Brown

[Amendment No. 3 to Agreement and Plan of Merger]

/s/ COLIN HEFFRON Name: Colin Heffron
/s/ DIANE GOOCH Name: Diane Gooch
MICHAEL P. GOOCH TRUST
By:	/s/ DAVID LIFSON Name: David Lifson Title: Trustee
CHRISTOPHER GOOCH TRUST
By:	/s/ DAVID LIFSON Name: David Lifson Title: Trustee
STEFAN GOOCH TRUST
By:	/s/ DAVID LIFSON Name: David Lifson Title: Trustee

[Amendment No. 3 to Agreement and Plan of Merger]

Annex C

Execution Version

AMENDMENT NO. 2
TO
PURCHASE AGREEMENT

        This Amendment No. 2 to Purchase Agreement, dated as of January 15, 2015 (this "Amendment"), is made and entered into among Commodore Acquisition LLC, a Delaware limited liability company ("Seller"), GFI Brokers Holdco Ltd., a Bermuda limited company ("IDB Buyer"), CME Group Inc., a Delaware corporation ("CME") (solely for purposes of Article IX of the Purchase Agreement (as defined below)), Jersey Partners Inc., a New York corporation ("JPI") (solely for purposes of Article IX of the Purchase Agreement), and New JPI Inc., a Delaware corporation ("New JPI") (solely for purposes of Article IX of the Purchase Agreement). Seller, IDB Buyer, CME, JPI and New JPI are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.

RECITALS

        WHEREAS, the Parties entered into a Purchase Agreement (the "Purchase Agreement"), dated as of July 30, 2014 and amended as of December 2, 2014 ("Amendment No. 1");

        WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed on behalf of each of the Parties; and

        WHEREAS, the Parties desire to amend the Purchase Agreement and address certain matters as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement.

        2.    Amendments to Purchase Agreement.    The Purchase Agreement is hereby amended as follows:

          2.1.    Section 2.3.    Section 2.3 of the Purchase Agreement is hereby amended by replacing "$254,000,000" with "$281,833,200".

          2.2.    Section 3.11(a).    Section 3.11(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

          (a)   IDB Buyer has delivered to Seller true, correct and complete copies of the fully executed (i) amended and restated debt commitment letter between Jefferies Finance LLC (collectively with the other lenders party thereto on January 15, 2015, the "Lenders"), and GFI Holdco Inc., a Delaware corporation and indirect parent of IDB Buyer, dated as of January 15, 2015, including all exhibits, schedules, term sheets, annexes and amendments thereto, all in effect as of January 15, 2015 (the "Commitment Letter") and (ii) amended and restated fee letter referenced in the Commitment Letter (the "Fee Letter") in effect as of January 15, 2015 (the Commitment Letter and such Fee Letter, collectively, the "Debt Commitment Letter"), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to IDB Buyer for the purpose of funding the transactions contemplated by this Agreement, to pay expenses to be paid by IDB Buyer relating to the Transactions and for the other purposes set forth therein (the "Debt Financing"); provided, however, that solely in the case of the Fee Letter, true, correct and complete copies have been delivered to Seller redacted in a manner that is usual and customary for transactions of this type.

          2.3.    Section 8.3(a).    Section 8.3(a) of the Purchase Agreement is hereby amended by replacing "$2,095,000" with "$2,234,166".

          2.4.    Section 8.3(b).    Section 8.3(b) of the Purchase Agreement is hereby amended by replacing "$41,900,000" with "$44,683,324".

          2.5.    Form of Pledge Agreements.    The form Pledge Agreement attached to Amendment No. 1 as Exhibit A-2 is hereby replaced in its entirety with the form Pledge Agreement set forth as Exhibit A-2 hereto.

        3.    Full Force and Effect.    Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Purchase Agreement, the terms "this Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.

        4.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

        5.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

*****

C-2

        IN WITNESS WHEREOF, Seller, IDB Buyer, CME, JPI and New JPI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMODORE ACQUISITION LLC
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Treasurer
GFI BROKERS HOLDCO LTD.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
CME GROUP INC.
By:	/s/ JOHN PIETROWICZ Name: John Pietrowicz Title: Chief Financial Officer
JERSEY PARTNERS INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President
NEW JPI INC.
By:	/s/ MICHAEL GOOCH Name: Michael Gooch Title: President

[Amendment No. 2 to Purchase Agreement]

Annex D

CONFIDENTIAL

January 20, 2015

The Special Committee of the Board of Directors of GFI Group Inc.
c/o White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787

Members of the Special Committee:

        We understand that GFI Group Inc. (the "Company"), CME Group Inc. ("Parent"), Commodore Acquisition Corp. ("Merger Sub 1") and Commodore Acquisition LLC ("Merger Sub 2") propose to enter into Amendment No. 3 (the "Amendment") to the Agreement and Plan of Merger, dated as of July 30, 2014 (the "Original Merger Agreement" and, as amended by Amendment No. 1 to the Original Merger Agreement, dated as of December 2, 2014 (the "First Amendment to the Merger Agreement"), Amendment No. 2 to the Original Merger Agreement, dated as of January 15, 2015 (the "Second Amendment to the Merger Agreement"), and the Amendment, the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of Merger Sub 1, a wholly-owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent, followed by a merger of the Company with and into Merger Sub 2, which will continue as the surviving company and a wholly-owned subsidiary of Parent (such transactions, collectively, the "Merger"). In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive, at the election of the holder of such share of Company Common Stock, subject to proration and certain other adjustments described in the Merger Agreement, either (i) a fraction of a share of the Class A Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio as provided in the Merger Agreement or (ii) $5.85 in cash, without interest (together, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        We further understand that Merger Sub 2, GFI Brokers Holdco Ltd ("IDB Buyer"), Parent, Jersey Partners Inc. ("JPI") and New JPI Inc. ("New JPI") have entered into the Purchase Agreement, dated as of July 30, 2014 (as amended by Amendment No. 1 to the Purchase Agreement, dated as of December 2, 2014 (the "First Amendment to the Purchase Agreement"), and Amendment No. 2 to the Purchase Agreement, dated as of January 15, 2015 (the "Second Amendment to the Purchase Agreement"), the "Purchase Agreement"). The Purchase Agreement provides, among other things, for the sale, immediately following the closing of the Merger (the "Closing"), of all of the assets and liabilities of the Company, other than the Trayport Business and the FENICS Business, to IDB Buyer (the "IDB Transaction"). We understand that IDB Buyer and New JPI are entities formed by JPI, which is controlled by the Executive Chairman of the Company and, together with its wholly-owned subsidiaries, owns approximately 37% of the Company Common Stock.

        You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the holders of shares of Company Common Stock that are beneficially owned by JPI, New JPI, each direct and indirect stockholder of IDB Buyer and each stockholder of JPI (collectively, the "JPI Holders")) in the Merger is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

        For purposes of the opinion set forth herein, we have:

  1.
  reviewed the draft of the Amendment dated as of January 20, 2015, the Original Merger Agreement, the First Amendment to the Merger Agreement, the Second Amendment to the Merger Agreement, the Purchase Agreement, the First Amendment to the Purchase Agreement, the Second Amendment to the Purchase Agreement, the Support Agreement, as amended, the JPI Merger Agreement, as amended, the draft of Amendment No. 3 to the JPI Merger Agreement dated as of January 20, 2015 and certain related documents;

  2.
  reviewed certain publicly available financial statements of the Company and Parent;

  3.
  reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

  4.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the Company prepared by the management of the Company;

  5.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the IDB Business, the Trayport Business and the FENICS Business, prepared by the management of the Company;

  6.
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

  7.
  discussed the past and present operations and financial condition and the prospects of the IDB Business, the Trayport Business and the FENICS Business with senior executives of the Company;

  8.
  reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

  9.
  reviewed the historical market prices and trading activity for the Parent Common Stock and analyzed its implied valuation multiples;

  10.
  compared the value of the Consideration with certain published Wall Street analyst price targets for the Company Common Stock that we deemed appropriate;

  11.
  compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

  12.
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

  13.
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

  14.
  participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors; and

  15.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such financial forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such financial forecasts, projections and other data in arriving at our opinion. We express no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger, the Pre-Closing Reorganization, the JPI Mergers and the other Transactions contemplated by the Merger Agreement will be consummated in accordance with the terms set forth in the Original Merger Agreement, as amended by the First Amendment to the Merger Agreement, the Second Amendment to the Merger Agreement and the final, executed Amendment, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee (the "Special Committee") of the Board of Directors of the Company in connection with the Merger and will receive fees for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company, Parent, any other parties to the Merger or JPI (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger).

        It is understood that this letter is for the information of the Special Committee and is rendered to the Special Committee in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy statement or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness, from a financial point of view, of the Consideration to be received by the holders of Company Common Stock (other than the JPI Holders) in the Merger to such holders, or the other Transactions contemplated by the Merger Agreement. In particular, we express no opinion as to the prices at which the Parent Common Stock will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of Company Common Stock (other than the JPI Holders) in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee or the Board of Directors of the Company as to whether they should recommend or approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger at any meeting of the stockholders convened in connection with the Merger.

        Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Company Common Stock (other than the JPI Holders) in the Merger is fair, from a financial point of view, to such holders.

        This opinion replaces and supersedes our opinion dated as of January 15, 2014 in all respects.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ JAMES M. BABSKI James M. Babski Managing Director